Exhibit 4

Execution Copy

Note:
This is a copy of the executed loan agreement entered into by HeidelbergCement AG in connection with the envisaged acquisition of all shares in Hanson plc. Certain sections of the document which are commercially sensitive but in the opinion of HeidelbergCement AG not relevant for evaluating the Transaction have been deleted before publication of the document. These sections are market with "■  ■  ■"

GBP 8,750,000,000 and EUR 3,400,000,000

FACILITIES AGREEMENT

dated 14 May 2007

for

HEIDELBERGCEMENT AG

arranged by

DEUTSCHE BANK AG and THE ROYAL BANK OF SCOTLAND PLC

with

THE ROYAL BANK OF SCOTLAND PLC

acting as Agent

_____________________________________________________

MULTICURRENCY TERM AND REVOLVING FACILITIES
AGREEMENT
INCORPORATING A EURO SWINGLINE FACILITY

______________________________________________________

THIS AGREEMENT is dated 14 May 2007 and made between:

(1)	HEIDELBERGCEMENT AG (the "Company" or the "Guarantor");

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original borrowers (together with the Company the "Original Borrowers");

(3)	DEUTSCHE BANK AG and THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers (whether acting individually or together the "Arranger");

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the "Original Lenders");

(5)	THE ROYAL BANK OF SCOTLAND PLC as agent of the other Finance Parties (the "Agent"); and

(6)	DEUTSCHE BANK AG and THE ROYAL BANK OF SCOTLAND PLC as ancillary lenders (the "Ancillary Lenders").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definition
In this Agreement:

"Accession Letter" means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

"Acquisition" means the acquisition by the Company and BidCo of up to 100% of the issued share capital of Target.

"Acquisition Closing" means the date on which first Utilisation occurs to fund the Acquisition pursuant to the Offer or the Scheme.

"Additional Borrower" means a company which becomes an Additional Borrower in accordance with Clause 29 (Changes to the Obligors).

"Additional Cost Rate" has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agent's Spot Rate of Exchange" means the Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

"Ancillary Commencement Date" means, in relation to the Ancillary Facility, the date on which the Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for Facility B.

"Ancillary Commitment" means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 10 (Ancillary Facility), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to the Ancillary Facility.

"Ancillary Document" means each document relating to or evidencing the terms of the Ancillary Facility.

"Ancillary Facility" means the ancillary facility made available by the Ancillary Lenders in accordance with Clause 10 (Ancillary Facility).

"Ancillary Lender" means Deutsche Bank AG and The Royal Bank of Scotland pic, acting through one of their branches.

"Ancillary Outstandings" means, at any time, in relation to an Ancillary Lender and an Ancillary Facility the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the face amount of each guarantee under that Ancillary Facility, in each case as determined by such Ancillary Lender in accordance with the relevant Ancillary Document or normal banking practice.

"Applicable GAAP" means, in the case of the consolidated financial statements of the Group, IFRS, and in the case of the unconsolidated financial statements of any Obligor, accounting principles generally accepted in its jurisdiction of incorporation.

"Assignment Certificate" means a certificate substantially in the form set out in Schedule 17 (Form of Assignment Certificate) or any other form satisfactory to the Agent.

"Assignment Date" means, in relation to an assignment pursuant to Clause 28.2 (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)), the later of:

(a)           the proposed Assignment Date specified in the Assignment Certificate; and

(b)           the date on which the Agent accepts the Assignment Certificate.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means:

(a)	in relation to a Term Facility the period from and including the date of this Agreement and ending on the earlier of:

(i)	in the case of an Acquisition to be made inter alia by way of a Scheme:

(A)
the date on which the Scheme lapses or is withdrawn or the shareholders  of the  Target  fail  (on  a  vote)  to  approve  the implementation of the Scheme (other than any vote for adjournment of a shareholder meeting) unless (in each case) an Offer Conversion Notice has been served or is served within 2 Business Days of such event pursuant to Clause 3.3 (Conversion from Scheme to Offer);

(B)	the date falling 15 days after the Scheme Date; and

(C)	31 March 2008,

or

in the case of an Acquisition to be made inter alia by way of an Offer:

(A)	the date on which the Offer lapses or is withdrawn; and

(B)	31 March 2008;

and

(ii)
close of business on the date which is three months after the date of this Agreement unless the Press Release has been issued on or prior to such date in accordance with paragraph (h) of Clause 26.15 (Acquisition-related undertakings).

In addition, Facility C will be available until the date which is 364 days after the date of this Agreement for any purpose set out in sub-paragraph (a)(iii) to (v) of Clause 3.1 (Purpose).

(b)	in relation to the Revolving Facility, the period from and including the date of this Agreement to and including the Termination Date in relation to the Revolving Facility.

"Available Ancillary Commitment" means in relation to the Ancillary Facility, an Ancillary Lender's Ancillary Commitment less the Ancillary Outstandings in relation to the Ancillary Facility.

"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus (subject to Clause 10.7 (Affiliates of Lenders as Ancillary Lenders) and as set out below):

(a)
the Base Currency Amount of its participation in any outstanding Loans under that Facility and, in the case of Facility B only, the Base Currency Amount of the aggregate of its Ancillary Commitments; and

(b)
in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of Facility B only, the Base Currency Amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation under the Revolving Facility only, that Lender's participation in any Revolving Facility Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from a Lender's Commitment under that Facility.

"Available Euro Swingline Commitment" of a Euro Swingline Lender means (but without limiting Clause 7.4 (Relationship with Revolving Facility)) that Lender's Euro Swingline Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Euro Swingline Loans; and

(b)
in relation to any proposed Utilisation under the Euro Swingline Facility, the Base Currency Amount of its participation in any Euro Swingline Loans that are due to be made under the Euro Swingline Facility on or before the proposed Utilisation Date.

For the purposes of calculating a Euro Swingline Lender's Available Euro Swingline Commitment in relation to any proposed Utilisation of the Euro Swingline Facility, that Lender's participation in any Euro Swingline Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from a Euro Swingline Lender's Euro Swingline Commitment.

"Available Euro Swingline Facility" means the aggregate for the time being of each Euro Swingline Lender's Available Euro Swingline Commitment.

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

"Base Currency" means EUR provided that with respect to Facility A and Facility B until the relevant Base Currency Redenomination Date only, "Base Currency" means GBP.

"Base Currency Amount" means:

(a)
in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request); and

(b)
in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 10.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for the Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), adjusted to reflect any repayment (other than, in relation to any Term Facility, a repayment arising from a change of currency), prepayment, consolidation or division of the Loan or (as the case may be) cancellation or reduction of the Ancillary Facility.

"Base Currency Redenomination Date" means each date notified by the Company to the Agent in accordance with Clause 2.2 (Base Currency Redonomination) with effect from which it wishes to change the Base Currency for Facility A and/or Facility B from GBP to EUR, which date must be no later than the date which is 30 days after Acquisition Closing.

"BidCo" means Lehigh UK Limited, a limited liability company wholly-owned directly by the Company and established under the laws of England.

"Borrower" means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 29 (Changes to the Obligors).

"Break Costs" means the amount (if any) by which:

(a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Frankfurt am Main and:

(a)	(in relation to any date for payment or purchase of euro) any TARGET Day; or

(b)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency.

"Certain Funds Period" means the period commencing on the date of this Agreement and ending on the earlier of (i) the last day of the Availability Period of the Term Facilities (ignoring for this purpose the extended Availability Period of Facility C) and (ii) the earlier of 31 March 2008 and the date on which the Offer or Scheme lapses or is withdrawn (unless an Offer Conversion Notice has been served or is served within 2 Business Days of such lapse or withdrawal pursuant to Clause 3.3 (Conversion from Scheme to Offer)).

"Certain Funds Purpose" means the purpose set out in paragraph (a)(i), (ii) (but only to the extent it relates to the DB Facility), (iii) (but only to the extent it relates to the Existing 2004 Facility) and (vii) of Clause 3.1 (Purpose).

"Certain Funds Utilisation" means a Utilisation made or to be made under a Term Facility during the Certain Funds Period where such Utilisation is to be made solely for a Certain Funds Purpose.

"Clean-Up Date" means the date falling six months after the Acquisition Closing.

"Clean-Up Default" means a Default referred to in Clauses 27.3 (Other obligations) (but only insofar as that Clause relates to a Clean-Up Undertaking), Clause 27.4 (Misrepresentation) (but only where it relates to a Clean-up Representation), Clause 27.5 (Cross-default), Clause 27.8 (Creditors' process) and Clause 27.12 (Adverse Judgement).

"Clean-Up Representation" means any of the representations and warranties provided for in this Agreement except for the representations in Clause 23.13 (No proceedings pending or threatened), paragraph (b) of Clause 23.5 (Validity and admissibility in evidence), Clause 23.11 (Financial Statements), Clause 23.14 (Environmental laws and licences) and Clause 23.15 (Environmental Releases).

"Clean-Up Undertaking" means any of the undertakings specified in Clauses 26.3 (Negative pledge), 26.4 (Disposals), 26.10 (Guarantees), 26.11 (Loans out), 26.13 (Acquisitions) and 26.12 (Subsidiary Financial Indebtedness).

"Commitment" means a Facility A Commitment, a Facility B Commitment, a Facility C Commitment, a Revolving Facility Commitment or a Euro Swingline Commitment.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

"Confidentiality Undertaking" means a confidentiality undertaking substantially in the form as set out in Schedule 10 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

"Court Orders" means the court orders of the High Court of Justice sanctioning the Scheme or the Reduction, as the case may be (both of which may be contained in the same court order).

"DB Facility" means the bilateral facility made available pursuant to a facility agreement between the Company and Deutsche Bank Luxembourg S.A. dated 23 April 2007.

"Default" means an Event of Default or any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Dutch Borrower" means a Borrower incorporated in The Netherlands.

"Dutch FSA" means the Financial Supervision Act (Wet op het financieel toezicht) including any and all subordinate decrees and regulations issued pursuant thereto.

"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

"Environmental Law" means all laws, regulations and administrative acts of any relevant jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the environment;

(b)	provide remedies or compensation for harm or damage to the environment; or

(c)	relate to Hazardous Substances or health and safety matters.

"Environmental  Licence"  means  any authorisation required  at  any time  under Environmental Law.

"EURIBOR" means in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market;

as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

"Euro Swingline Commitment" means:

(a)
in relation to a Euro Swingline Lender on the date of this Agreement, the amount in euro set opposite its name under the heading "Euro Swingline Commitment" in Part II B of Schedule 1 (The Original Parties) and the amount of any  other  Euro  Swingline  Commitment  transferred to  it under  this Agreement; and

(b)	in relation to any other Euro Swingline Lender, the amount of any Euro Swingline Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Euro Swingline Facility" means the euro swingline loan facility made available under this Agreement as described in Clause 8 (Euro Swingline Loans).

"Euro Swingline Lender" means:

(a)	an Original Lender listed in Part II B of Schedule 1 (The Original Parties) as a euro swingline lender; or

(b)
any other person that becomes a Euro Swingline Lender after the date of this Agreement in accordance with Clause 28 (Changes to Lenders) which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Euro Swingline Loan" means a loan made or to be made under the Euro Swingline Facility or the principal amount outstanding for the time being of that loan.

"Euro Swingline Rate" means, in relation to a Euro Swingline Loan, the percentage rate per annum which is the aggregate of:

(a)
the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market as of 11.00 a.m. London time on the Utilisation Date for that Euro Swingline Loan for the offering of deposits in euro for a period comparable to the Interest Period for the relevant Euro Swingline Loan and for settlement on that day;

(b)	the applicable Margin for the Revolving Facility; and

(c)	Mandatory Cost (if any).

For the purposes of this definition of "Euro Swingline Rate", the Reference Banks are the Reference Banks defined in Clause 1.1 (Definitions) in relation to EURIBOR.

"Event of Default" means any event or circumstance specified as such in Clause 27 (Events of Default).

"Existing 2004 Facility" means the EUR 600,000,000 facilities agreement entered into on 8 December 2004 (as amended and restated from time to time) between, inter alia, HeidelbergCement AG and The Royal Bank of Scotland plc as agent.

"Facility" means Facility A, Facility B, Facility C, the Revolving Facility or the Euro Swingline Facility.

"Facility A" means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2 (The Facilities).

"Facility A Commitment" means:

(a)
in relation to an Original Lender, until (and including) the applicable Base Currency Redenomination Date, the amount in the Base Currency set opposite its name under the heading "Facility A Commitment" in Part IIA of Schedule 1 (The Original Parties) and, thereafter, the amount in the Base Currency calculated at the Agent's Spot Rate of Exchange on the date three Business Date prior to the Base Currency Redenomination Date, and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility A Loan" means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

"Facility B" means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2 (The Facilities).

"Facility B Commitment" means:

(a)
in relation to an Original Lender, until (and including) the applicable Base Currency Redenomination Date the amount in the Base Currency set opposite its name under the heading "Facility B Commitment" in Part IIA of Schedule 1 (The Original Parties) and, thereafter, the amount in the Base Currency calculated at the Agent's Spot Rate of Exchange on the date three Business Date prior to the Base Currency Redenomination Date, and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility B Loan" means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

"Facility C" means the term loan facility made available under this Agreement as described in paragraph (c) of Clause 2 (Facilities).

"Facility C Commitment" means:

(a)
in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility C Commitment" in Part IIA of Schedule 1 (The Original Parties) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility C Loan" means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

"Facility C Repayment Date" means each of the dates specified in Clause 11.1 (Repayment of Term Loans) as Repayment Dates, but if any such date is not a Business Day, then that Repayment Date shall be deemed to be the immediately succeeding Business Day.

"Facility C Repayment Instalment" means each instalment for repayment of the Facility C Loans referred to in Clause 11.1 (Repayment of Term Loans).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means:

(a)
any letter or letters dated 13 April 2006 and/or dated on or about the date of this Agreement between the Arranger and the Company (or the Agent and the Company) setting out any of the fees referred to in Clause 16 (Fees); and

(b)	any agreement setting out fees payable to the Ancillary Lenders referred to in Clause 16.5 (Interest, commission and fees on Ancillary Facility) of this Agreement or any other Finance Document.

"Finance Document" means this Agreement, the Mandate Letter, any Fee Letter, any Ancillary Document, any transfer agreement, any Accession Letter, any Resignation Letter, any compliance certificate and any other document designated as a "Finance Document" by the Agent and the Company.

"Finance Party" means the Agent, the Arranger or a Lender or any Ancillary Lender.

"Finance Subsidiary" means a member of the Group (other than the Company) whose sole purpose is to raise finance for the Group, which does not own any material assets other than loans to other members of the Group and credit balances in bank accounts and which does not have any equity interests in any person.

"Financial Advisor" has the meaning given to such term in Clause 4.1 (Initial Conditions Precedent).

"Financial Indebtedness" means (without double counting) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease which would, in accordance with Applicable GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non recourse basis);

(f)
any advance or deferred purchase agreement where the advance or deferred payment is arranged primarily as a method of raising finance, in each case except where the payment is advanced or deferred for not more than 120 days;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any interest or currency exchange rate (and, when calculating the value of any such derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other similar instrument issued by a bank or financial institution;

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

For the avoidance of doubt, any liability under any guarantee and/or indemnity given for the benefit of a purchaser in connection with any disposal (whether by way of sale or otherwise) permitted under this Agreement shall not constitute Financial Indebtedness.

"German Entity" has the meaning given to it in Clause 27.6 (Insolvency)

"Group" means the Company and its fully-consolidated Subsidiaries from time to time.

"Group Structure Chart" means the group structure chart in the agreed form.

"Guarantee" has the meaning given to it in Clause 26.10 (Guarantees).

"Hazardous Substance" means any waste, pollutant, contaminant or other substance that may reasonably be expected to be harmful to human health or other life or the environment or that may reasonably be expected to make the use or ownership of any affected land or property materially more costly.

"Holding Company" means, in relation to an entity, any other entity in respect of which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Implementation Agreement" means an agreement setting out the terms on which the Scheme will be implemented.

"Information Memorandum" means the document in the form approved by the Company concerning the Group which, at the Company's request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions.

"Initial Margin Application Period" means the period from the date of this Agreement up to and including the date falling five Business Days after the date on which the first Compliance Certificate is delivered which pertains to a Relevant Period, but no earlier than the Acquisition Closing or the date the Offer or Scheme lapses or is withdrawn.

"Interest Period" means (subject to paragraph (a)(vi) of Clause 7.2 (Completion of a Utilisation Request for Euro Swingline Loans)), in relation to a Loan, each period determined in accordance with Clause 14 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 13.3 (Default interest and lump sum damages).

"ITA" means the Income Tax Act 2007.

"Legal Reservations" means any matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Agent under Clause 4.1 (Initial Conditions Precedent) or Clause 29 (Changes to the Obligors).

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 28 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

"Loan" means a Term Loan, a Revolving Facility Loan or a Euro Swingline Loan.

"Loan Note" means any loan note issued in accordance with the arrangements for any loan note alternative in the Scheme or, as the case may be, the Offer.

"Major Default" means any circumstances constituting an Event of Default under any of Clause 27.1 (Non-Payment); Clause 27.3 (Other obligations) insofar as it relates to a breach of any Major Undertaking; Clause 27.4 (Misrepresentation) insofar as it relates to a breach of any Major Representation; Clause 27.6 (Insolvency), Clause 27.7 (Winding-up), Clause 27.10 (Unlawfulness) or Clause 27.11 (Repudiation), in each case insofar as they relate to an Obligor, Bidco or, where the relevant provision under Clause 23 (Representations), Clause 26 (General Undertakings) or Clause 27 (Events of Default) is not restricted to an Obligor or Bidco, ■  ■  ■

"Major Representation" means a representation or warranty other than with respect to any member of the Target Group under any of Clause 23.1 (Status) (but, with respect to paragraph (b) thereof, only insofar as it relates to an Obligor, Bidco or ■  ■  ■) to paragraph (a) of Clause 23.5 (Validity and admissibility in evidence) inclusive (other than paragraph (c) of Clause 23.3 (Non-conflict with other obligations)) and Clause 23.18 (Acquisition-related representations and warranties).

"Major Undertaking" means an undertaking under any of Clause 26.3 (Negative pledge) to Clause 26.6 (Change of business) inclusive, Clause 26.10 (Guarantees), Clause 26.11 (Loans out), Clause 26.14 (Ownership of Borrowers (other than the Company)) and paragraphs (a), (b), (c), (f), or (h) of Clause 26.15 (Acquisition-related undertakings).

"Majority Lenders" means:

(a)
if there  are  no  Loans then  outstanding,  a  Lender  or  Lenders  whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

"Mandate Letter" means the letter dated 13 April 2007 between the Arranger, the Company and others.

"Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

"Margin" means ■  ■  ■

"Material Adverse Effect" means a material adverse effect on:

(a)	the ability of an Obligor to perform its payment obligations under the Finance Documents; or

(b)	the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

"Material Company" means, at any time, a member of the Group (other than the Company):

(a)
whose turnover exceeds ■  ■  ■ of the consolidated turnover of the Group as determined from the most recent audited or, in the case of half-yearly financial statements, unaudited consolidated financial statements of the Group and the most recent audited (if available) or unaudited (if audited statements are not available) unconsolidated financial statements of such member of the Group;

(b)
whose total assets exceed ■  ■  ■ of the consolidated total assets of the Group as determined from the most recent audited or, in the case of half-yearly financial statements, unaudited consolidated financial statements of the Group and the most recent audited (if available) or unaudited (if audited statements are not available) unconsolidated financial statements of such member of the Group;

(c)	which has acquired all or substantially all of the assets of a Material Company; or

(d)
which is nominated by the Company (and notified to the Agent in writing) to ensure that the aggregated total assets and turnover (disregarding for purposes of this calculation all intra-group items and participations/shareholdings in other members of the Group) of all Material Companies and the Company represent no less than ■  ■  ■ of the consolidated total assets and consolidated turnover of the Group; and

(e)
prior to the date of delivery of the first financial statements pursuant to paragraphs (a)(i), (b)(i) or (c)(i) of Clause 24.1 (Financial Statements) following the Acquisition Closing, any member of the Group listed as a Material Company in Schedule 18 (List of Material Companies).

The determinations relevant for the purposes of paragraph (d) above shall be made by reference to the latest consolidated audited (if available) or unaudited (if audited financial statements are not available) financial statements of that member of the Group (adjusted to reflect the exclusion of intra-group items and participations/shareholdings in other members of the Group) and the latest audited consolidated financial statements of the Group.

A report by the auditors of the Company that a member of the Group is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

"Minor Company" means any member of the Group which is not an Obligor or a Material Company and is not directly or indirectly fully-owned by the Company and with respect to which, due to statutory documents or contractual arrangements with other shareholders in place, no member of the Group (as the case may be acting jointly with another member of the Group) has the legal ability to give instructions to the management board required to ensure compliance with the terms of this Agreement without the consent of any other shareholder in such member of the Group which is not a member of the Group.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Obligor" means a Borrower or a Guarantor.

"Offer" means, if there is an Offer Press Release, the offer proposed to be made by BidCo, substantially on the terms set out in the Offer Press Release, to acquire the whole of the issued share capital of Target, as such offer may from time to time be amended, added to, revised, renewed or waived as permitted in accordance with the terms of this Agreement.

"Offer Conversion Notice" has the meaning given to such term in Clause 3.3 (Conversion from Scheme to Offer).

"Offer Document" means the offer document issued or to be issued by BidCo to the shareholders of the Target in respect of the Offer.

"Offer Press Release" means the press release (if any) made by or on behalf of BidCo announcing a firm intention to make the Offer.

"Optional Currency" means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

"Original Financial Statements" means:

(a)	in relation to the Company, its audited unconsolidated financial statements and the audited consolidated financial statements of the Group for the financial year ended 2006;

(b)	in relation to Target, its consolidated audited financial statements for its financial year ended 2006;

(c)	in relation to each Original Obligor other than the Company, its audited financial statements for its financial year ended 2006.

"Original Obligor" means an Original Borrower or the Guarantor.

"Overall Commitment" of a Lender means:

(a)	its Revolving Facility Commitment; or

(b)	in the case of a Euro Swingline Lender which does not have a Revolving Facility Commitment, the Revolving Facility Commitment of a Lender which is its Affiliate.

"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Panel" means the Panel on Takeovers and Mergers.

"Party" means a party to this Agreement.

"Permitted Acquisition" means any acquisition:

(a)	made pursuant to or in connection with the Acquisition;

(b)	of participations in members of the Group;

(c)	by a member of the Group from another member of the Group;

(d)	not permitted by the preceding paragraphs provided that ■ ■ ■; or

(e)	made with the prior consent of the Majority Lenders.

"Permitted Disposals" means disposals:

(a)	made in the ordinary course of business of the disposing entity;

(b)
for cash and on arm's length terms where the Net Disposal Proceeds resulting from such disposal are applied in prepayment of Term Loans (or, following repayment in full of the Term Loans, in cancellation (and, if required in order to be able to cancel, prepayment) of the Revolving Facility and, as applicable, the Euro Swingline Facility) in accordance with the provisions of this Agreement;

(c)	which constitute a disposal of money for purposes not otherwise prohibited by this Agreement;

(d)	which constitute a disposal of obsolete or redundant assets;

(e)
made in the course of a solvent liquidation (other than of an Obligor) or any transaction permitted under Clause 26.5 (Merger) below, involving any member of the Group and not otherwise prohibited under this Agreement;

(f)	made by a member of the Group to another member of the Group;

(g)	pursuant to a lease (Vermietung) of assets not required for the business of the lessor;

(h)	in exchange for other assets similar or superior in value and type;

(i)	required by law or any governmental authority or agency;

(j)
of receivables on arm's length terms and a non-recourse basis in connection with factoring or securitisation arrangements, provided that the aggregate amount of receivables so sold by any member of the Group and outstanding to the relevant third parties does not exceed EUR ■  ■  ■ (or its equivalent) in aggregate at any time;

(k)
which constitute a sale and lease-back of assets on arm's length terms, provided that the consideration in respect of such disposals does not exceed EUR ■  ■  ■ (or its equivalent) in aggregate over the lifetime of this Agreement;

(1)
pursuant to and/or in connection with the funding of special purpose vehicles or trusts assuming the obligation to fulfil pension obligations of any member of the Group (commonly referred to as contractual trust arrangements) and/or pursuant to or in connection with pension fund arrangements, provided that the aggregate book value of assets disposed of in reliance on this paragraph may not at any time prior to repayment in full of Facility A and Facility B exceed EUR ■  ■  ■ (or its equivalent) and, thereafter, EUR ■  ■  ■ (or its equivalent);

(m)	required by any relevant anti-trust authority to be made in connection with the Acquisition;

(n)	made with the prior consent of the Majority Lenders; or

(o)
on arm's length terms and for fair market value of assets by a member of the Group which, when aggregated with previous disposals (other than disposals permitted under paragraphs (a) to (n) above) do not represent a material part of the Company s total consolidated assets in any financial year of the Company, provided that prior to the date on which the Offer or Scheme lapses or is withdrawn (unless an Offer Conversion Notice has been served or is served within 2 Business Days of such lapse or withdrawal pursuant to Clause 3.3 (Conversion from Scheme to Offer)) this definition of Permitted Disposal shall not operate to allow any disposal of Target Shares.

"Permitted Financial Indebtedness" means:

(a)	Financial Indebtedness listed in Schedule 13 (Existing Financial Indebtedness) up to the amount outstanding on the date of this Agreement;

(b)	Financial Indebtedness owed by a member of the Group to another member of the Group;

(c)	Financial Indebtedness incurred by any entity (including, without limitation, the members of the Target Group) which becomes a member of the Group after the date of this Agreement, where:

(i)	such Financial Indebtedness was incurred prior to the date on which such entity became a member of the Group;

(ii)	the principal amount of such Financial Indebtedness has not been increased in contemplation of such entity becoming or since such entity became a member of the Group; and

(iii)
such Financial Indebtedness is discharged within six months after the date on which such entity became a member of the Group, provided that no such discharge shall be required (i) if and to the extent the principal amount of such Financial Indebtedness does not, when aggregated with the principal amount of all other Financial Indebtedness then outstanding in reliance on this sub-paragraph, exceed an amount corresponding to 20% of the Financial Indebtedness of the Group as determined from the most recent consolidated financial statements of the Group and (ii) no principal payment is due under such Financial Indebtedness on or prior to the Termination Date for Facility C;

(d)	Financial Indebtedness under any bonds issued by a member of the Target Group which are outstanding at the Acquisition Closing;

(e)	Financial Indebtedness incurred under the Finance Documents;

(f)	Financial Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business of the relevant member of the Group;

(g)	Financial Indebtedness incurred with the prior consent of the Majority Lenders;

(h)	Financial Indebtedness incurred with respect to loans from employees extended in connection with customary profit sharing schemes;

(i)	Financial Indebtedness incurred under bank guarantees to be issued to any insurer of any member of the Group (other than the Company);

(j)	Financial Indebtedness incurred by BidCo, the Company or Heidelberg Cement Finance B.V. under any bank guarantees to be issued in support of the liability of BidCo under the Loan Notes;

(k)	Financial Indebtedness incurred by BidCo under the Loan Notes; or

(1)
Financial Indebtedness which does not (when aggregated with the amount of any other Financial Indebtedness of any member of the Group (other than the Company or any Finance Subsidiary) not otherwise permitted under the above paragraphs) exceed at any time EUR ■  ■  ■ (or its equivalent).

"Permitted Guarantees" means:

(a)	existing Guarantees listed in Schedule 14 (Existing Guarantees);

(b)	Guarantees granted pursuant to or in connection with hedging instruments entered into in the ordinary course of business;

(c)	Guarantees granted pursuant to or in connection with the Finance Documents or the Acquisition;

(d)	Guarantees granted in the ordinary course of business;

(e)
Guarantees granted by a member of the Group to secure obligations of another member of the Group (other than a guarantee by a member of the Group (other than the Company or any Finance Subsidiary) to secure Financial Indebtedness of the Company or any Finance Subsidiary);

(f)	any Guarantee given for the benefit of a purchaser in connection with any disposal (whether by way of sale or otherwise) permitted under this Agreement;

(g)
Guarantees granted to a lessor or seller of real property to be used for the extraction of raw materials to secure payment of lease or purchase price instalments falling due depending on the progress of such extraction, provided that the aggregate principal amount secured by such Guarantees does not exceed EUR ■  ■  ■ (or its equivalent) at any time;

(h)
Guarantees granted to secure obligations of any Permitted Joint Venture in a principal amount which when aggregated with the principal amount guaranteed by all other such guarantees and loans or credits granted in accordance with paragraph (f) of the definition of Permitted Loans does not exceed EUR ■  ■  ■ (or its equivalent) at any time; or

(i)
any other Guarantee, provided that the aggregate maximum potential liability arising under all Guarantees granted in reliance on this paragraph does not at any time exceed EUR ■  ■  ■ (or its equivalent) and, when aggregated with loans or credits granted in accordance with paragraph (h) of the definition of Permitted Loans, does not exceed EUR ■  ■  ■ (or its equivalent) at any time.

"Permitted Joint Venture" means a joint venture which is not a member of the Group and in respect of which a members of the Group (a) own together at least 25.1% of the ordinary voting capital and (b) together with one or more other shareholder(s) of such joint venture, has joint control over the joint venture, whether by way of shareholding, voting rights, agreement or otherwise. The terms "joint venture" and "joint control" shall have the meaning attributed to them in IAS 31 as in effect on the date of this Agreement.

"Permitted Liquidation" has the meaning given to it in Clause 27.7 (Winding-up).

"Permitted Loans" means:

(a)	existing loans and/or credit listed in Schedule 15 (Existing Loans);

(b)	trade credit extended on normal commercial terms and in the ordinary course of trading activities of the lending entity;

(c)	any loan granted by a member of the Group to any of its employees or directors;

(d)	any loan or credit with a term of not more than 12 months resulting from deferred payments for Permitted Disposals;

(e)	any loan or credit with a term of not more than 12 months resulting from advanced payments for Permitted Acquisitions;

(f)
any loan or credit extended to Permitted Joint Ventures in an amount which when aggregated with any other such loans or credits and any principal amount guaranteed pursuant to Permitted Guarantees paragraph (h) of the definition of Permitted Guarantees does not exceed EUR ■  ■  ■ (or its equivalent) at any time;

(g)	any loan or credit granted with the prior consent of the Majority Lenders; or

(h)
any loan or credit granted by a member of the Group which when aggregated with the amount of any other loan or credit not otherwise permitted under the above paragraphs does not at any time exceed EUR ■  ■  ■ (or its equivalent) and, when aggregated with any principal amount guaranteed pursuant to paragraph (i) of the definition of Permitted Guarantees does not exceed EUR ■  ■  ■ (or its equivalent) at any time.

"Permitted Security" means:

(a)
existing Security listed in Schedule 9 (Existing Security) securing Financial Indebtedness outstanding on the date of this Agreement (or any refinancing thereof, subject to no increase of the principal amount secured);

(b)	any Security created to secure Financial Indebtedness owed to a member of the Group (other than loans from a Finance Subsidiary to any member of the Group);

(c)	any Security arising by operation of law (or by agreement having the same effect) and in the ordinary course of business and not due to a default;

(d)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement, if:

(i)	such Security was not created in contemplation of the acquisition of that asset by such member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by such member of the Group; and

(iii)	the Security is removed or discharged within six months of the date of acquisition of such asset;

(e)
any Security over or affecting any asset of any entity which becomes a member of the Group after the date of this Agreement (including, without limitation, the Target and its Subsidiaries), where the Security was created prior to the date on which the relevant entity became a member of the Group (or thereafter due to an obligation to create such Security assumed prior to the date on which such entity became a member of the Group), if:

(i)	the Security was not created or the obligation to create such Security was not assumed in contemplation of such entity becoming a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of such entity becoming, or since such entity became, a member of the Group; and

(iii)
the Security is removed or discharged within six months after the date such entity became a member of the Group, provided that no such discharge shall be required if and to the extent the principal amount of the Financial Indebtedness secured by such Security does not, when aggregated with the principal amount of any other Financial Indebtedness secured by Security outstanding in reliance on this sub-paragraph, exceed an amount corresponding to ■  ■  ■ of the consolidated total assets of the Group, calculated on the basis of the consolidated financial statements of the Group as of 31 December 2006;

(f)	any Security arising in connection with conditional sale or retention of title arrangements entered into in the ordinary course of business;

(g)	any Security arising under general business conditions in the ordinary course of business, including without limitation:

(i)	under the general business conditions of any bank or financial institution with which a member of the Group maintains a banking relationship in the ordinary course of business;

(ii)	the right to call for margin; and

(iii)	in respect of hedging activities in the Group's ordinary course of business, including in particular in respect of energy and commodities;

(h)	any Security arising pursuant to or in connection with any:

(i)	cash management arrangements;

(ii)	securities transactions; or

(iii)	framework/master agreements relating to derivatives transactions,

in each case made with a bank or financial institution in the ordinary course of the relevant member of the Group's treasury activities;

(i)
any Security created or subsisting over any asset held in any securities depositary or any clearing house pursuant to the standard terms and procedures of the relevant securities depositary or clearing house applicable in the normal course of trading;

(j)
any Security arising pursuant to or in connection with any securities lending transactions (including without limitation repurchase transactions) entered into in the ordinary course of treasury activities in the context of the Group taken as a whole;

(k)	any Security created or subsisting in order to comply with the requirements of section 8a of the German Altersteilzeitgesetz and of section 7d of the German Social Security Code (Sozialgesetzbuch IV);

(1)	any Security created or subsisting over cash deposited in escrow in connection with Permitted Acquisitions;

(m)	any Security created or subsisting with the prior consent of the Majority Lenders;

(n)
any Security created or subsisting over any cash securing the liability of BidCo under the Loan Notes and/or under any guarantee issued by or on behalf of Bidco as permitted under paragraph (c) of the definition of Permitted Guarantees or paragraph (j) of the definition of Permitted Financial Indebtedness;

(o)
any other Security created or outstanding not permitted under the preceding paragraphs, but only if and to the extent the aggregate principal amount secured by all Security created or outstanding in reliance to this paragraph does not at any time exceed EUR ■  ■  ■ (or its equivalent).

"Permitted Transaction" means a Permitted Transformation, a Permitted Disposal or a Permitted Liquidation.

"Permitted Transformation" means:

(a)	any Transformation involving members of the Group only; or

(b)	any other Transformation implemented with the prior consent of the Majority Lenders.

"Press Release" means an Offer Press Release or a Scheme Press Release.

"Qualifying Lender" has the meaning given to it in Clause 17 (Tax gross-up and indemnities).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two TARGET Days before the first day of that period;

(b)	(if the currency is domestic sterling) the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the European interbank market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the European interbank market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days).

"Reduction" has the meaning given to such term in the definition of "Scheme Date".

"Reference Banks" means Deutsche Bank Luxembourg S.A, The Royal Bank of Scotland pic and such other bank agreed between the Agent and the Company or such other banks as may be appointed by the Agent in consultation with the Company.

"Relevant Period" means each period of twelve months ending on the last day of the Company's financial year and each period of twelve months ending on the last day of the first half of the Company's financial year.

"Repeated Representations" means each of the representations set out in Clauses 23.1 (Status) to 23.5 (Validity and admissibility in evidence), Clause 23.9 (No default), Clause 23.11 (Financial Statements), Clause 23.12 (Pari passu ranking), Clause 23.13 (No proceedings pending or threatened), Clause 23.14 (Environmental laws and licences) and Clause 23.15 (Environmental releases).

"Resignation Letter" means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

"Revolving Facility" means the revolving loan facility made available under this Agreement as described in paragraph (d) of Clause 2 (The Facilities).

"Revolving Facility Commitment" means:

(a)
in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Revolving Facility Commitment" in Part IIA of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Revolving Facility Loan" means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

"Rollover Loan" means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that a maturing Revolving Facility Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Facility Loan;

(c)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 9.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Revolving Facility Loan.

"Scheme" means the scheme of arrangement under section 425 of the Companies Act 1985 which is or may be proposed by the Target to its shareholders pursuant to which BidCo will become the only shareholder of the Target.

"Scheme Date" means the date on which an office copy of the Court Orders sanctioning the Scheme and the reduction of share capital of the Target under Section 137 of the Companies Act 1985 provided for by the Scheme (the "Reduction") are delivered to the Registrar of Companies and the issue by the Registrar of Companies of a certificate under Section 138 of the Companies Act 1985 in relation to the Reduction or the last date on which any of the foregoing occur if occurring on different dates.

"Scheme Document" means the document to be sent to the shareholders of the Target containing the details of the Scheme and convening a court approved meeting of the shareholders of the Target to seek their approval of the Scheme.

"Scheme Press Release" means the press release to be made by or on behalf of BidCo and the Target announcing a firm intention to implement the Acquisition pursuant to the Scheme.

"Screen Rate" means:

(a)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period; and

(b)	in relation to LIBOR, the British Bankers' Association Interest Settlement Rate for the relevant currency and period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

"Security" means a mortgage, charge, pledge, lien or other in rem security interest (dingliche Sicherheit) securing any obligation of any person or any other agreement or arrangement having a similar effect where one of the reasons behind such agreement or arrangement is to secure any obligation of any person.

"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 14 (Interest Periods) or as the case may be, Clause 9 (Optional Currencies) in relation to Facility A, Facility B or Facility C.

"Specified Disposals Letter" means the letter from the Company to the Arrangers dated 4 May 2007 identifying certain assets of the Group which may be disposed of.

"Specified Time" means a time determined in accordance with Schedule 11 (Timetables).

"Subsidiary" means in relation to any person, an entity which is controlled directly or indirectly by that person and, for these purposes, "control" means:

(a)	the direct or indirect ownership of a majority of the voting share capital of such entity;

(b)	having the right to appoint a majority of the board of directors or supervisory board (or like board and in any case to the extent elected by the shareholders) of such entity; or

(c)	having the power to direct the management or policies of the entity, whether by contract or otherwise.

"Syndication Date" means the date on which the Arranger notifies the Company that a successful general syndication has occurred and the relevant Lenders become party to this Agreement.

"Takeover Code" means The City Code on Takeover and Mergers.

"Target" means Hanson plc, a public limited company established in England and Wales and listed in London on the Official List of the London Stock Exchange.

"TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

"TARGET Day" means any day on which TARGET is open for the settlement of payments in euro.

"Target Group" means the Target and its Subsidiaries from time to time but excluding for the purposes of Clause 27.16 (Clean-up Period) any member of the Group which at the date it became a member of the Group was not a member of the Target Group and which is contributed to the Target or any of its Subsidiaries.

"Target Shares" means all of the shares of the Target and all warranties and options in respect of the share capital of the Target.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Term Facility" means Facility A, Facility B or Facility C.

"Term Loan" means a Facility A Loan, a Facility B Loan or a Facility C Loan.

"Termination Date" means:

(a)	in relation to Facility A, the date falling two years after the date of this Agreement;

(b)	in relation to Facility B, the date falling three years after the date of this Agreement;

(c)	in relation to Facility C, 30 December 2011; and

(d)	in relation to the Revolving Facility, the date falling five years after the date of this Agreement.

"Total Commitments" means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, the Total Facility C Commitments and the Total Revolving Facility Commitments.

"Total Euro Swingline Commitments" means the aggregate of the Euro Swingline Commitments, being EUR 500,000,000 at the date of this Agreement.

"Total Facility A Commitments" means the aggregate of the Facility A Commitments, being GBP 5,330,000,000 at the date of this Agreement.

"Total Facility B Commitments" means the aggregate of the Facility B Commitments, being GBP 3,420,000,000 at the date of this Agreement.

"Total Facility C Commitments" means the aggregate of the Facility C Commitments, being EUR 2,400,000,000 at the date of this Agreement.

"Total Revolving Facility Commitments" means the aggregate of the Revolving Facility Commitments, being EUR 1,000,000,000 at the date of this Agreement.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

"Transaction Costs" means any costs, fees, expenses or taxes incurred by the Company, BidCo and/or any other member of the Group in connection with or for the purposes of the Acquisition and its financing.

"Transfer Date" means, in relation to an assignment and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 28.5 (Procedure for assignment and transfer by way of assumption of contract (Vertragsübernahme)), the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent accepts the Transfer Certificate.

 "Transformation" has the meaning given to it in Clause 26.5 (Merger).

"Unconditional Date" means the date on which the Offer has become unconditional in all respects.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"Utilisation" means a utilisation of a Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means:

(a)	in the case of a Utilisation of Facility A, Facility B or Facility C or the Revolving Facility a notice substantially in the form set out in Part I A of Schedule 3 (Requests); and

(b)	in the case of a Utilisation of the Euro Swingline Facility a notice substantially in the form set out in Part IB of Schedule 3 (Requests).

"VAT" means value added tax as provided for in the Value Added Tax Act (Umsatzsteuergesetz) and any other tax of a similar nature.

1.2	Construction
(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	the "Agent", the "Arranger", any "Finance Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)
"director" includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand) provided that "director" in relation to a Dutch Borrower means a managing director (bestuurder) and "board of directors" means its managing board (Bestuur);

(iv)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(v)	"Group" includes all entities which are a Subsidiary of the Company and would need to be consolidated if financial statements had to be prepared by the Company at such date;

(vi)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	an "Interest Period" includes each period determined under this Agreement by reference to which interest on a Euro Swingline Loan is calculated;

(viii)	a "Lender" includes a Euro Swingline Lender unless the context otherwise requires;

(ix)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(x)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xii)	a time of day is a reference to London time.

(b)
Where the Company undertakes to "procure" or "ensure" compliance with any term of any Finance Document by any Subsidiary which is a Minor Company, the Company shall be deemed to have complied with its obligations to "procure" or "ensure" compliance if it has exercised diligently the voting, control, direction or similar rights available to it with a view to "procure" or "ensure" such compliance.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)
A Borrower providing "cash cover" for an Ancillary Facility means a Borrower paying an amount in the currency of the Ancillary Facility to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with the relevant Ancillary Lender (or its Affiliate);

(ii)
until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and

(iii)
the Borrower has executed a security document over that account, in form and substance satisfactory to the Ancillary Lender with which that account is held, creating a first ranking security interest over that account.

(f)	A Default (including an Event of Default) is "continuing" if it has not been remedied or waived.

(g)	A Borrower "repaying" or "prepaying" Ancillary Outstandings means:

(i)	that Borrower providing cash cover in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Ancillary Lender being satisfied that it has no further liability under the Ancillary Facility,

and the amount by which Ancillary Outstandings are repaid or prepaid under paragraphs (g)(i) and (g)(ii) above is the amount of the relevant cash cover or reduction.

(h)	An amount borrowed includes any amount utilised under an Ancillary Facility.

(i)
Any certificates, certifications or other confirmation to be provided by any director of any member of the Group shall be provided without personal liability except in the case of fraud or wilful misconduct.

1.3	Dutch Terms
In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise, where applicable, includes without limitation:

(i)	any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and

(ii)	obtaining unconditional positive advice (advies) from each competent works council;

(b)	a winding-up, administration or dissolution includes a Dutch entity being:

(i)	declared bankrupt (failliet verklaard);

(ii)	dissolved (ontbonden);

(c)	a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(d)	a trustee in bankruptcy includes a curator;

(e)	an administrator includes a bewindvoerder;

(f)	a receiver or an administrative receiver does not include a curator or bewindvoerder; and

(g)	an attachment includes a beslag.

1.4	Currency Symbols and Definitions
"EUR" and "euro" denote the single currency unit of the Participating Member States, "$" and "dollars" denote the lawful currency of the United States of America, "£" , "GBP" and "sterling" denote the lawful currency of the United Kingdom and "JPY", "¥" and "yen" denote the lawful currency of Japan.

1.5
This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities
Subject to the terms of this Agreement, the Lenders make available:

(a)	a multicurrency term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(b)	a multicurrency term loan facility in an aggregate amount equal to the Total Facility B Commitments;

(c)	a multicurrency term loan facility in an aggregate amount (in the Base Currency) which is equal to the Total Facility C Commitments; and

(d)	a multicurrency revolving loan facility in an aggregate amount equal to the Total Revolving Facility Commitments.

The Term Facilities will be available to HeidelbergCement AG and HeidelbergCement Finance B.V. and the Revolving Facility will be available to all Borrowers, provided that Facility A will, for drawings to be made for the purpose set out in paragraph (a)(viii) of Clause 3.1 (Purpose), only be available to HeidelbergCement AG.

In addition, subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to HeidelbergCement AG or HeidelbergCement Finance B.V. in place of part of its Commitment under Facility B.

2.2	Base Currency Redenomination
(a)	Any request from the Company to the Agent requesting the occurrence of a Base Currency Redenomination Date must:

(i)	be delivered in writing no later than the date which is five Business Days prior to the proposed Base Currency Redenomination Date;

(ii)	be countersigned by the Financial Advisor; and

(iii)	relate to the whole of Facility A and/or the whole of Facility B.

(b)
The Agent shall determine on the date which is three Business Days prior to the relevant Base Currency Redenomination Date (i) the Base Currency Amount (for  the  new  Base  Currency  applicable  after  that  Base  Currency Redenomination Date) for all Facility A Loans and/or Facility B Loans and (ii) the Facility A Commitment and/or Facility B Commitment of each Lender under Facility A and/or Facility B as of that Base Currency Redenomination Date.

2.3	Finance Parties' rights and obligations
(a)
The obligations of each Finance Party under the Finance Documents are several and do not constitute a joint obligation (Ausschluβ der gesamtschuldnerischen Haftung). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and do not constitute a joint creditorship (Ausschluβ der Gesamtgläubigerschaft) and any debt arising under the Finance Documents to a Finance Party from an Obligor shall, except as otherwise set out in this Agreement or any other Finance Document, be a separate and independent debt (Ausschluβ der gesamtschuldnerischen Haftung).

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose
(a)	Each Borrower shall apply all amounts borrowed by it under the Term Facilities in or towards:

(i)
directly and/or indirectly financing the payment of cash consideration due to the shareholders of Target in respect of the acquisition by BidCo of up to 100% of the issued share capital of Target by way of a Scheme or an Offer (whether in relation to the maximum cash consideration payable in respect of any Offer or Scheme, any additional Target Shares which may have to be acquired as a result of conversion rights, warrants or options, any parallel cash offers the Takeover Code may require to be made in respect of other classes of Target securities (if any) and any consideration required to squeeze out non-assenting minority shareholders in Target under the compulsory acquisition procedures under Part 28 of the Companies Act 2006);

(ii)	on the Acquisition Closing, refinancing of Financial Indebtedness incurred by the Company to fund open market purchases outside the Scheme or Offer (including the DB Facility);

(iii)	refinancing existing Financial Indebtedness of the Group in an amount of up to EUR ■ ■ ■;

(iv)	refinancing certain existing Financial Indebtedness of Target and its Subsidiaries in an aggregate amount of up to EUR ■ ■ ■;

(v)	funding, as the case may be, of ■ ■ ■;

(vi)	payment of Transaction Costs;

(vii)	funding payments under or to cash collateralise the Loan Notes; and

(viii)
prior to the Acquisition Closing, in the case of Facility A only and only up to EUR ■  ■  ■ (or its equivalent in GBP) to finance or refinance the consideration payable to Target's shareholders in respect of on or off-market purchases of shares of Target, including the refinancing of Financial Indebtedness incurred by the Company to finance such consideration.

(b)
Each Borrower shall apply all amounts borrowed by it under Revolving Facility towards the general corporate and working capital purposes of the Group (including, for the avoidance of doubt, payment of Transaction Costs and refinancing of existing working capital lines).

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

3.3	Conversion from Scheme to Offer
At any time before the Scheme Date, the Company may give written notice to the Agent (an "Offer Conversion Notice") that it will withdraw the Scheme and/or launch an Offer instead provided that if an Offer is launched the terms of this Agreement applicable to an Offer are complied with and provided further that the terms of any Offer made after the issue of an Offer Conversion Notice must not (save as permitted under this Agreement) deviate materially from the terms set out in the Scheme Press Release save to the extent required to take into account the Acquisition being made by way of an Offer rather than a Scheme. Any such Offer Conversion Notice shall be irrevocable.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
(a)
Save as set out in paragraph (b) below, no Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I and, except for the delivery of the respective Utilisation Requests, Part II of Schedule 2 (Conditions precedent) which, unless otherwise set out therein, must be in form and substance satisfactory to the Agent, provided that the Lenders will only be obliged to comply with Clause 5.4 (Lender's participation) in relation to any Utilisation if the Utilisation Requests specified in Part II of Schedule 2 (Conditions precedent) have been submitted no later than on the Specified Time applicable to such Utilisation. The Agent shall notify the Company (with a copy to be sent to the financial advisor appointed by the Company in connection with the Acquisition and notified to the Agent, the "Financial Advisor")) and the Lenders promptly upon being so satisfied or upon receipt, as applicable. At any time upon request of the Company the Agent will confirm to the Company (with a copy to the Financial Advisor) which of the documents and other evidence listed in Part I and II of Schedule 2 (Conditions Precedent) it has received, where applicable, in form and substance satisfactory to it.

(b)
In relation to any Utilisations to be made for the purpose set out in paragraph (a)(viii) of Clause 3.1 (Purpose) the Company may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I and in paragraph (a) under the heading "Other documents and evidence" of Part II of Schedule 2 (Conditions precedent) which must be in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent
(a)
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Utilisation (other than one to which Clause 4.5 (Utilisations during the Certain Funds Period) applies) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)
in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeated Representations made by each Obligor are true in all material respects.

(b)
The Lenders will only be obliged to comply with Clause 9.3 (Change of currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the Repeated Representations made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies
(a)	A currency (other than USD, GBP or JPY which are committed Optional Currencies) will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the European interbank market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request or Selection Notice for that Loan.

(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans
(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	16 or more Term Loans would be outstanding; or

(ii)	16 or more Revolving Facility Loans would be outstanding.

(b)	A Borrower may not request that a Term Loan be divided if, as a result of the proposed division, 16 or more Term Loans would be outstanding.

(c)	Any Loan made by a single Lender under Clause 9.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

4.5	Utilisations during the Certain Funds Period
(a)
Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will in any event be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Certain Funds Utilisation, except where on the date of the Utilisation Request and/or on the proposed Utilisation Date:

(i)	a Major Default is continuing or would result from the proposed Utilisation; or

(ii)	any of the Major Representations is not true in all material respects.

(b)
During the Certain Funds Period (save in circumstances where (i) pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders' participation) and/or (ii) Clause 12.1 (Illegality) applies), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)
rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation; or

(iv)	exercise any right to set-off or counterclaim in respect of a Utilisation to the extent that to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)
cancel, accelerate under Clause 27 (Events of Default) or cause repayment or prepayment of any amounts owing hereunder or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

SECTION 3

UTILISATION

5.	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request
A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 14 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)
if the currency selected is the Base Currency, a minimum of euro 15,000,000 for each Term Facility (other than for Facility A and Facility B prior to the relevant Base Currency Redenomination Date where the minimum amount shall be GBP 10,000,000) and euro 10,000,000 for the Revolving Facility or in either case, if less, the Available Facility; or

(ii)	if the currency selected is GBP, a minimum of GBP 10,000,000 for each Term Facility and GBP 10,000,000 for the Revolving Facility or in either case, if less, the Available Facility;

(iii)	if the currency selected is USD, a minimum of USD 20,000,000 for each Term Facility and USD 10,000,000 for the Revolving Facility or in either case, if less, the Available Facility;

(iv)	if the currency selected is JPY, a minimum amount of JPY 250,000,000 for each Term Facility and JPY 100,000,000 for the Revolving Facility or in either case, if less, the Available Facility;

(v)
if the currency selected is an Optional Currency other than GBP, USD and JPY, the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(vi)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders' participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)
The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5	Limits on Utilisation
(a)
Facility B and Facility C may only be utilised after Facility A has been drawn in full and Facility C may only be utilised after Facility B has been drawn in full, provided that Facility C may be utilised prior to the utilisation of Facility B in full for the purpose of refinancing the Existing 2004 Facility and the DB Facility.

Further, Facility C shall only be utilised for a purpose other than refinancing of the Existing 2004 Facility and DB Facility if the aforementioned Existing 2004 Facility and DB Facility have been repaid on or before the proposed Utilisation Date for that Facility C Loan to be made.

Finally, prior to the end of the Certain Funds Period, any Utilisation under Facility A may only be applied towards a purpose set out in paragraph (a)(i) and (viii) of Clause 3.1 (Purpose).

(b)
Prior to the end of the Certain Funds Period, the Borrowers may deliver Utilisation Requests for Facility B Loans to be made for any purpose other than as described in paragraph (a)(i) of Clause 3.1 (Purpose) only up to an aggregate amount of the sum of GBP ■  ■  ■ plus the Own Liquidity Amount, unless such Utilisation Request is countersigned by the Financial Advisor.

In this paragraph (b) "Own Liquidity Amount" means the amount (in GBP calculated as of any settlement date) applied in any settlement of the purchase price due to the Target's shareholders pursuant to the Offer or, as the case may be, Scheme which was not funded under the Facilities, as notified by the Company to the Agent, such notification to be countersigned by the Financial Advisor.

(c)
The maximum aggregate amount of the Ancillary Commitments of the Ancillary Lenders shall not at any time exceed the lower of GBP 300,000,000 and the aggregate amount of Loan Notes issued or certain to be issued by Bidco and/or the Company.

6.	EURO SWINGLINE FACILITY

6.1	General
(a)	Clause 4.2 (Further conditions precedent) and 4.3 (Conditions relating to Optional Currencies);

(b)	Clause 5 (Utilisation - Loans);

(c)	Clause 9 (Optional currencies);

(d)	Clause 13 (Interest) as it applies to the calculation of interest on a Loan but not default interest on an overdue amount; and

(e)	Clause 14 (Interest Periods),

do not apply to Euro Swingline Loans.

6.2	Euro Swingline Facility
Subject to the terms of this Agreement, the Euro Swingline Lenders referred to in paragraph (e) of Clause 7.3 (Euro Swingline Lenders' participation) make available to the Borrowers a euro swingline loan facility in an aggregate amount equal to the Total Euro Swingline Commitments.

6.3	Purpose
Each Borrower shall apply all amounts borrowed by it under the Euro Swingline Facility towards refinancing any note or other instrument maturing under a euro commercial paper programme. A Euro Swingline Loan may not be applied in repayment or prepayment of another Euro Swingline Loan.

7.	UTILISATION - EURO SWINGLINE LOANS

7.1	Delivery of a Utilisation Request for Euro Swingline Loans
A Borrower may utilise the Euro Swingline Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

7.2	Completion of a Utilisation Request for Euro Swingline Loans
(a)	Each Utilisation Request for a Euro Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower;

(ii)	it specifies that it is for a Euro Swingline Loan;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(iv)	the Euro Swingline Loan is denominated in euro;

(v)
the amount of the proposed Euro Swingline Loan is an amount whose Base Currency Amount is not more than the Available Euro Swingline Facility and is a minimum of euro 25,000,000 or, if less, the Available Euro Swingline Facility; and

(vi)	the proposed Interest Period:

(A)	does not overrun the Termination Date applicable to the Revolving Facility;

(B)	is a period of not more than five TARGET Days; and

(C)	ends on a Business Day.

(b)	Only one Euro Swingline Loan may be requested in each Utilisation Request.

7.3	Euro Swingline Lenders' participation
(a)
If the conditions set out in this Agreement have been met, each Euro Swingline Lender shall make its participation in each Euro Swingline Loan available through its Facility Office in any Participating Member State or London.

(b)	The Euro Swingline Lenders will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeated Representations to be made by each Obligor are true in all material respects.

(c)
Subject to paragraph (c) below, the amount of each Euro Swingline Lender's participation in each Euro Swingline Loan will be equal to the proportion borne by its Available Euro Swingline Commitment to the Available Euro Swingline Facility immediately prior to making the Euro Swingline Loan, adjusted to take account of any limit applying under Clause 7.4 (Relationship with the Revolving Facility).

(d)
The Agent shall determine the Base Currency Amount of each Euro Swingline Loan and notify each Euro Swingline Lender of the amount of each Euro Swingline Loan and its participation in that Euro Swingline Loan in each case by the Specified Time.

(e)
In case a Euro Swingline Lender is unable to participate in a Euro Swingline Loan as contemplated in paragraph (a) above due to banks not being generally open for business in the financial centre in which the relevant Facility Office is situated on the day on which the requested Euro Swingline Loan is to be made, such Euro Swingline Lender or the relevant Lender of which it is an Affiliate (each a "Non-Operating Bank") shall not be required to participate in the relevant Euro Swingline Loan.  Following receipt of a Utilisation Request relating to a Euro Swingling Loan, the Agent (who shall incur no liability whatsoever towards any party to this Agreement regarding the accuracy of any such determination) shall determine in respect of each Euro Swingline Lender or the relevant Lender of which it is an Affiliate and which is not a Non-Operating Bank (each an "Operating Banks" and together with each other Operating Bank on such day, the "Operating Bank") the proportion which the Available Euro Swingline Commitment of such Operating Bank bears to the aggregate amount of all Available Euro Swingline Commitments of all Operating Banks at such time and notify the Operating Banks thereof. Each Operating Bank shall then participate in such Euro Swingline Loan in the proportion determined by the Agent in respect of such Operating Bank pursuant to the preceding sentence.

7.4	Relationship with the Revolving Facility
(a)	This subclause applies when a Euro Swingline Loan is outstanding or is to be borrowed.

(b)	The Revolving Facility may be used by way of Euro Swingline Loans. The Euro Swingline Facility is not independent of the Revolving Facility.

(c)
Notwithstanding any other term of this Agreement a Lender is only obliged to participate in a Revolving Facility Loan or a Euro Swingline Loan to the extent that it would not result in the Base Currency Amount of its participation (and that of a Lender which is its Affiliate) in the Revolving Facility Loans and Euro Swingline Loans exceeding its Overall Commitment.

(d)
Where, but for the operation of paragraph (c) above, the Base Currency Amount of a Lender's participation (and that of a Lender which is its Affiliate) in the Revolving Facility Loans and Euro Swingline Loans would have exceeded its Overall Commitment, the excess will be apportioned among the other Lenders participating  in the relevant Loan pro  rata  according to  their relevant Commitments. This calculation will be applied as often as necessary until the Loan is apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.

8.	EURO SWINGLINE LOANS

8.1	Repayment of Euro Swingline Loans
(a)	Each Borrower that has drawn a Euro Swingline Loan shall repay that Euro Swingline Loan on the last day of its Interest Period.

(b)
If a Euro Swingline Loan is not repaid in full on its due date, the Agent shall (if requested to do so in writing by any affected Euro Swingline Lender) set a date (the "Loss Sharing Date") on which payments shall be made between the Lenders to re-distribute the unpaid amount between them. The Agent shall give at least three Business Days notice to each affected Lender of the Loss Sharing Date and notify it of the amounts to be paid or received by it.

(c)
On the Loss Sharing Date each Lender must pay to the Agent its Proportion of the Unpaid Amount minus its (or its Affiliate's) Unpaid Swingline Participation (if any). If this produces a negative figure for a Lender no amount need be paid by that Lender.

The "Proportion" of a Lender means the proportion borne by:

(i)
its Revolving Facility Commitment (or, if the Total Revolving Facility Commitments are then zero, its Revolving Facility Commitment immediately prior to their reduction to zero) minus the Base Currency Amount of its participation (or that of a Lender which is its Affiliate) in any outstanding Revolving Facility Loans and Euro Swingline Loans (but ignoring its (or its Affiliate's) participation in the unpaid Euro Swingline Loan): to

(ii)
the Total Revolving Facility Commitments (or, if the Total Revolving Facility Commitments are then zero, the Total Revolving Facility Commitments immediately prior to their reduction to zero) minus any outstanding Revolving Facility Loans and Euro Swingline Loans (but ignoring the unpaid Euro Swingline Loan).

The "Unpaid Amount" means, in relation to a Euro Swingline Loan, any principal not repaid and/or any interest accrued but unpaid on that Euro Swingline Loan calculated from the Utilisation Date to the Loss Sharing Date.

The "Unpaid Swingline Participation" of a Lender means that part of the Unpaid Amount (if any) owed to that Lender (or its Affiliate) (before any re-distribution under this Clause 8.1 (Repayment of Euro Swingline Loans)).

(d)	Out of the funds received by the Agent pursuant to sub-clause (c) the Agent shall pay to each Euro Swingline Lender an amount equal to the Shortfall (if any) of that Euro Swingline Lender where:

The "Shortfall" of a Euro Swingline Lender is an amount equal to its Unpaid Swingline Participation minus its (or its Affiliate's) Proportion of the Unpaid Amount.

(e)
If the amount actually received by the Agent from the Lenders is insufficient to pay the full amount of the Shortfall of all Euro Swingline Lenders then the amount actually received will be distributed amongst the Euro Swingline Lenders pro rata to the Shortfall of each Euro Swingline Lender.

(f)

(i)	Upon a payment under this Clause 8.1, the paying Lender will be subrogated to the rights of the Euro Swingline Lenders which have shared in the payment received.

(ii)
If and to the extent the paying Lender is not able to rely on its rights under sub-paragraph (i) above, the relevant Borrower shall be liable to the paying Lender for a debt equal to the amount the paying Lender has paid under this paragraph.

(iii)	Any payment under this paragraph does not reduce the obligations in aggregate of any Obligor.

8.2	Voluntary Prepayment of Euro Swingline Loans
(a)	The Borrower to which a Euro Swingline Loan has been made may prepay at any time the whole of that Euro Swingline Loan.

(b)	Unless a contrary indication appears in this Agreement, any part of the Euro Swingline Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

8.3	Interest
(a)	The rate of interest on each Euro Swingline Loan for its Interest Period is the Euro Swingline Rate.

(b)	The Agent shall promptly notify the Euro Swingline Lenders and the relevant Borrower of the Euro Swingline Rate applicable to a Euro Swingline Loan.

(c)	Each Borrower shall pay accrued interest on each Euro Swingline Loan made to it on the last day of its Interest Period.

8.4	Interest Period
(a)	Each Euro Swingline Loan has one Interest Period only.

(b)	The Interest Period for a Euro Swingline Loan must be selected in the relevant Utilisation Request.

8.5	Euro Swingline Agent
(a)	The Agent may perform its duties in respect of the Euro Swingline Facility through an Affiliate acting as its agent.

(b)
Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Lender shall (in proportion to its share of the Total Revolving Facility Commitments or, if the Total Revolving Facility Commitments are then zero, to its share of the Total Revolving Facility Commitments immediately prior to their reduction to zero) pay to or indemnify the Agent, within three Business Days of demand, for or against any cost, loss or liability incurred by the Agent or its Affiliate (other than by reason of the Agent's or the Affiliate's gross negligence or wilful misconduct) in acting as Agent for the Euro Swingline Facility under the Finance Documents (unless the Agent or its Affiliate has been reimbursed by an Obligor pursuant to a Finance Document).

9.	OPTIONAL CURRENCIES

9.1	Selection of currency
(a)	A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan:

(i)	(in the case of an initial Utilisation) in a Utilisation Request; and

(ii)	(afterwards in relation to a Term Loan made to it) in a Selection Notice.

(b)
If a Borrower (or the Company on behalf of a Borrower) fails to issue a Selection Notice in relation to a Term Loan, that Loan will remain denominated for its next Interest Period in the same currency in which it is then outstanding.

(c)
If a Borrower (or the Company on behalf of a Borrower) issues a Selection Notice requesting a change of currency, which it may do so on up to 5 occasions, and the first day of the requested Interest Period is not a Business Day for the new currency, the Agent shall promptly notify the Borrower and the Lenders and the Term Loan will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

(d)	At no time may there be more than 5 different Optional Currencies outstanding under the Facilities.

9.2	Unavailability of a currency
If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 9.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

9.3	Change of currency
(a)	If a Term Loan is to be denominated in different currencies during two successive Interest Periods:

(i)
if the currency for the second Interest Period is an Optional Currency, the amount of that Loan in that Optional Currency will be calculated by the Agent as the amount of that Optional Currency equal to the Base Currency Amount of that Loan at the Agent's Spot Rate of Exchange at the Specified Time;

(ii)	if the currency for the second Interest Period is the Base Currency, the amount of that Loan will be equal to the Base Currency Amount;

(iii)
(unless the Agent and the Borrower agree otherwise in accordance with paragraph (b) below) the Borrower that has borrowed the Loan shall repay it on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(iv)	(subject to Clause 4.2 (Further conditions precedent)) the Lenders shall re-advance that Loan in the new currency in accordance with Clause 9.5 (Agent's calculations).

(b)	If the Agent and the Borrower that has borrowed the Term Loan agree, the Agent shall:

(i)
apply the amount paid to it by the Lenders pursuant to paragraph (a)(iv) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which that Facility A Loan is outstanding for the first Interest Period; and

(ii)	use the amount it purchases in or towards satisfaction of the relevant Borrower's obligations under paragraph (a)(iii) above.

(c)
If the amount purchased by the Agent pursuant to paragraph (b)(i) above is less than the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and that Borrower shall, on the last day of the first Interest Period, pay an amount to the Agent (in the currency of the outstanding Term Loan for the first Interest Period) equal to the difference.

(d)
If any part of the amount paid to the Agent by the Lenders pursuant to paragraph (a)(iv) above is not needed to purchase the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and pay that Borrower, on the last day of the first Interest Period that part of that amount (in the new currency).

9.4	Same Optional Currency during successive Interest Periods
(a)
If a Term Loan is to be denominated in the same Optional Currency during two successive Interest Periods, the Agent shall calculate the amount of that Term Loan in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Term Loan at the Agent's Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below):

(i)
if the amount calculated is less than the existing amount of that Term Loan in the Optional Currency during the first Interest Period, promptly notify the Borrower that has borrowed that Term Loan and that Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(ii)
if the amount calculated is more than the existing amount of that Term Loan in the Optional Currency during the first Interest Period, promptly notify each Lender and, if no Default is continuing and the relevant Borrower has not instructed the Agent otherwise, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.

(b)
If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the Term Loan in the Optional Currency for the second of those Interest Periods converted into the Base Currency at the Agent's Spot Rate of Exchange at the Specified Time has increased or decreased by less than 5 per cent. compared to its Base Currency Amount (taking into account any payments made pursuant to (a) above), no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.

9.5	Agent's calculations
(a)
All calculations made by the Agent pursuant to this Clause 9 will take into account any repayment, prepayment, consolidation or division of Term Loans to be made on the last day of the first Interest Period.

(b)	Each Lender's participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders' participation).

10.	ANCILLARY FACILITY

10.1	Type of Facility
An Ancillary Facility may only be utilised by way of guarantee facility to secure Financial Indebtedness of Bidco or the Company under the Loan Notes.

10.2	Availability
(a)
The Company and any Ancillary Lender agree that the relevant Ancillary Lender will provide the Ancillary Facility on a bilateral basis in place of part of that Ancillary Lender's unutilised Facility B Commitment (which shall (except for the purpose of determining the Majority Lenders) be reduced by the amount of the Ancillary Commitment under the Ancillary Facility).

(b)	An Ancillary Facility shall not be made available unless, not later than 3 Business Days prior to the Ancillary Commencement Date for that Ancillary Facility, the Agent has received from the Company:

(i)	a notice in writing requesting the establishment of that Ancillary Facility and specifying:

(A)	the proposed Borrower(s) which may use the Ancillary Facility;

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)	the proposed Ancillary Lender;

(D)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility; and

(E)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency);

(ii)	a copy of the proposed Ancillary Document; and

(iii)	any other information which the Agent may reasonably request in connection with an Ancillary Facility.

The Agent shall promptly notify the Company, the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(c)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

10.3	Terms of Ancillary Facility
(a)	Except as provided below, the terms of the Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b)	However, those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only the Company or HeidelbergCement Finance B.V. to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment with respect to Facility B of that Lender; and

(v)
must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for Facility B (or such earlier date as the Facility B Commitment of the Ancillary Lender (or its Affiliate) is reduced to zero).

(c)
If there is any inconsistency between any term of the Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 36.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to the Ancillary Facility.

(d)	Interest, commission and fees on the Ancillary Facility are dealt with in Clause 16.5 (Interest, commission and fees on Ancillary Facility).

10.4	Repayment of Ancillary Facility
(a)
An Ancillary Facility shall cease to be available on the Termination Date in relation to Facility B or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Facility B Commitment shall be increased accordingly).

(c)	No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility unless:

(i)
the Total Facility B Commitments have been cancelled in full, or all outstanding Loans under Facility B have become due and payable in accordance with the terms of this Agreement, or the Agent has declared all outstanding Loans under Facility B immediately due and payable, or the expiry date of the Ancillary Facility occurs; or

(ii)
it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iii)
the Ancillary Outstandings (if any) under the Ancillary Facility can be refinanced by a Facility B Loan and the Ancillary Lender gives sufficient notice to enable a Facility B Loan to be made to refinance those Ancillary Outstandings.

(d)	For the purposes of determining whether or not the Ancillary Outstandings under the Ancillary Facility mentioned in paragraph (c)(iii) above can be refinanced by a Utilisation of Facility B:

(i)	the Facility B Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

(ii)
the Utilisation may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Loans) or paragraph (a)(iii) of Clause 5.2 (Completion of a Utilisation Request) applies.

(e)	On the making of a Utilisation of Facility B to refinance Ancillary Outstandings:

(i)
each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in Facility B Loans then outstanding bearing the same proportion to the aggregate amount of the Facility B Loans then outstanding as its Facility B Commitment bears to the Total Facility B Commitments; and

(ii)	the relevant Ancillary Facility shall be cancelled.

10.5	Ancillary Outstandings
Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility.

10.6	Information
Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

10.7	Affiliates of Lenders as Ancillary Lenders
Deutsche Bank Luxembourg S.A. and its Affiliate providing an Ancillary Facility shall be treated as a single Lender whose Facility B Commitment is the amount set out opposite the name of Deutsche Bank Luxembourg S.A. in Part II A of Schedule 1 (The Original Parties). For the purposes of calculating the Available Commitment of Deutsche Bank Luxembourg S.A. with respect to Facility B, the Commitment of Deutsche Bank Luxembourg S.A. shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

10.8	Facility B Commitment amounts
Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Facility B Commitment is not less than:

(a)	the Ancillary Commitment of its Affiliate; or

(b)	its Ancillary Commitment.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

11.	REPAYMENT

11.1	Repayment of Term Loans
(a)	Each Borrower shall repay the Facility A Loans made to it in full on the applicable Termination Date.

(b)	Each Borrower shall repay the aggregate Facility B Loans made to it in full on the applicable Termination Date.

(c)
The Borrowers under Facility C shall repay the Facility C Loans in instalments by repaying on each Facility C Repayment Date an amount equal or equivalent to the amount set out in the Base Currency opposite that Facility C Repayment Date below:  ■  ■  ■

provided that:

(i)	no Facility C Repayment Instalment to be repaid in any Optional Currency shall exceed the balance of Facility C Loans outstanding in that Optional Currency;

(ii)
for Facility C Loans outstanding in an Optional Currency on the relevant Facility C Repayment Date, the amount to be repaid in the relevant Optional Currency shall be calculated by converting the relevant repayment amount stated in the Base Currency above opposite that relevant Facility C Repayment Date into the relevant Optional Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the relevant Facility C Repayment Date; and

(iii)
if, in relation to a Facility C Repayment Date, the aggregate amount of Facility C Loans made to the Borrowers exceeds the respective Facility C Repayment Instalment to be repaid by the Borrower, the Company may, if it give the Agent no less than three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, select which of those Facility C Loans will be wholly or partially repaid by which Borrowers so that the relevant Facility C Repayment Instalment is repaid on the relevant Facility C Repayment Date in full.

(d)	No Borrower may reborrow any part of a Term Facility which is repaid.

11.2	Repayment of Revolving Facility Loans
Each Borrower which has drawn a Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.

12.	PREPAYMENT AND CANCELLATION

12.1	Illegality
If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)
each Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

12.2	Change of control
Subject in the case of paragraph (ii) and (iii) below to Clause 4.5 (Utilisations during the Certain Funds Period), if any person or group of persons acting in concert other than a permitted holder gains control of the Company:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan);

(iii)
if a Lender so requires and notifies the Agent within 30 days of being informed by the Agent of the event, the Agent shall, by not less than 30 days notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans and all Ancillary Outstandings, together with accrued interest and all other amounts accrued under the Finance Documents, immediately due and payable, at which time the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(iv)
For the purpose of this Clause 12.2 "control" means the control over more than 50 per cent, (i) of the issued share capital of the Company, or (ii) of the voting rights in the shares of the Company, by contract or otherwise.

(v)
For the purpose of this Clause 12.2, "acting in concert" shall have the meaning given so such term in Section 2(5) of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz).

(vi)	For the purpose of this Clause 12.2, "permitted holder" means ■ ■ ■

12.3	Net Disposal Proceeds and Net Financing Proceeds
(a)	For the purposes of this Clause 12.3 and Clause 12.4 (Application of mandatory prepayments):

"CM Financing" means any issue of any bond, private placement, equity or convertible instruments in the international or domestic debt capital markets (excluding commercial paper) by a member of the Group, but excluding any such financing which individually does not exceed EUR 100,000,000 (or its equivalent) and (when aggregated with other financings that do not individually exceed EUR 100,000,000 (or its equivalent) does not exceed in aggregate EUR 250,000,000 (or its equivalent) in any financial year of the Company.

"Disposal" means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

"Hybrid Debt" means any hybrid instrument which the Company confirms in writing to the Agent has received at least 50% equity credit from each of Standard & Poor's, Moody's and Fitch.

"MTN Financing" means any issue of medium term notes issued under the any existing or future MTN programme of the Company, the volume of which shall be increased to EUR ■  ■  ■.

"Net Disposal Proceeds" means the cash consideration received by any member of the Group for any Specified Disposal and any disposal of Target Shares made by any member of the Group and after deducting all taxes, non-recurring fees, commission, costs and expenses in each case properly and reasonably incurred by members of the Group in connection with such Disposal.

"Net Financing Proceeds" means the cash consideration received by any member of the Group from any Hybrid Debt, CM Financing and/or MTN Financing, in each case after deducting all taxes, non-recurring fees, commission, costs and expenses in each case properly and reasonably incurred by members of the Group in connection with such financing.

"Net Proceeds" means

(i)	Net Disposal Proceeds; and/or

(ii)	Net Financing Proceeds.

"Specified Disposal" means the Disposal by a member of the Group to a person who is not a member of the Group of: ■  ■  ■

(b)
Subject to paragraph (c) and (d) below, the Company shall ensure that the Borrowers prepay Utilisations in the amount equal to the Net Proceeds at the times and in the order of application contemplated by Clause 12.4 (Application of mandatory prepayments). The obligation to prepay the Facilities from

Specified Disposals as set out in paragraph (i) to [error] of the definition of Specified Disposal in paragraph (a) above shall cease to apply once at least EUR ■  ■  ■have been prepaid or cancelled from or as a result of the Net Disposal Proceeds of such Specified Disposals or from the Net Financing Proceeds of any Hybrid Debt.

(c)
The Company shall prepay Utilisations, together with accrued interest and all other amounts due under the Finance Documents, in an amount equal to Net Disposal Proceeds resulting from any disposal of Target Shares to a person which is not a member of the Group.

(d)
The obligation of the Company to ensure that the Borrowers prepay Utilisations as set out in paragraph (b) above shall be reduced by an amount equal to the amount of any voluntary prepayment made pursuant to Clause 12.8 (Voluntary Prepayment of Term Loans), provided that:

(i)
the Borrower making that voluntary prepayment stated in its notice of prepayment that such voluntary prepayment is made in anticipation of certain Net Proceeds to be specified therein which are expected to be received by any member of the Group;

(ii)	the voluntary prepayment has been applied in accordance with Clause 12.4 (Application of mandatory prepayments);

(iii)	and the Company evidences (as the case may be following at any time after the voluntary prepayment has been made) that the Net Proceeds specified in the relevant prepayment have been received,

in which case such voluntary prepayment shall for all purposes of this Agreement be treated as a prepayment from such Net Proceeds.

12.4	Application of mandatory prepayments
(a)	A prepayment made under paragraph (b) or (c) of Clause 12.3 (Net Disposal Proceeds and Net Financing Proceeds) shall be applied in the following order:

(i)	first, in prepayment of Facility A as contemplated in paragraphs (b) to (e) inclusive below;

(ii)	secondly, in prepayment of Facility B as contemplated in paragraphs (b) to (e) inclusive below;

(iii)	thirdly, in prepayment of Facility C as contemplated in paragraphs (b) to (e) inclusive below;

(iv)	fourthly, in cancellation of Available Commitments under the Revolving Facility (and the Available Commitment of the Lenders under the Revolving Facility will be cancelled rateably);

(v)	fifthly, in prepayment of Revolving Facility Loans and, thereafter, Euro Swingline Loans and cancellation of Revolving Facility Commitments; and

(vi)	then, in repayment and cancellation of the Ancillary Outstandings and Ancillary Commitments.

(b)	Unless the Company makes an election under paragraph (d) below, the Borrowers shall prepay Loans promptly upon receipt of those proceeds.

(c)
A prepayment under Clause 12.3 (Net Disposal Proceeds and Net Financing Proceeds) shall prepay the Facility C Loans by reducing the relevant Facility C Repayment Instalment for each Facility C Repayment Date falling after the date of prepayment pro rata.

(d)
Subject to paragraph (e) below, the Company may elect that any prepayment under Clause 12.3 (Net Disposal Proceeds and Net Financing Proceeds) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Company makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(e)
If the Company has made an election under paragraph (d) above but an Event of Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

12.5	Mandatory Cancellation
The Company shall cancel Facility A and, following the cancellation in full of Facility A, Facility B in an amount equal to the Net Financing Proceeds and/or Net Disposal Proceeds received by any member of the Group from a Specified Disposal referred to paragraph (i) to (iv) of that definition, in each case no later than on the date of delivery of the first Utilisation Request to fund the acquisition of Target Shares pursuant to the Offer or the Scheme (which shall be delivered no earlier than 3 Business Days prior to the relevant Utilisation Date), promptly following receipt thereof, provided that prior to the end of the Certain Funds Period such cancellation notice shall only be effective if it is countersigned by the Financial Advisor and provided further that should the countersignature by the Financial Advisor not be obtained the prepayment requirement under Clause 12.3 (Net Disposal Proceeds and Net Financing Proceeds) shall apply provided that the payment obligation shall be deferred (gestundet) until the day which is ten Business Days after the last day of the Certain Funds Period. Any cancellation under this Clause 12.5 shall reduce the Commitments of the Lenders under the Facility or Facilities rateably.

12.6	Restrictions on Upstream Payments
If:

(a)	there is a requirement to make a mandatory prepayment from Net Proceeds pursuant to paragraph (b) of Clause 12.3 (Net Disposal Proceeds and Net Financing Proceeds);

(b)
the relevant member of the Group which received the sums pursuant to the relevant event giving rise to the mandatory prepayment (the "Receiving Entity") is neither the Borrower (or one of the Borrowers) nor the Holding Company (or one of the Holding Companies) of the relevant Borrower(s);

(c)
having used their best endeavours to make such sums available or to make them available without incurring a Relevant Tax Liability, the Receiving Entity (and any intermediate members of the Group) are not legally able to make any upstream or cross-stream payments or such payments would result in any member of the Group incurring a Relevant Tax Liability of or in respect of some or all of such sum which are necessary in order to make the sums received pursuant to the relevant event giving rise to the mandatory prepayment available to the relevant Borrower(s);

(d)	the Company, having used its best endeavours to fund the prepayment from other resources available to the Group, is unable to procure the funding of such prepayment; and

(e)
the Agent has received a certificate signed by the chief financial officer or two directors  of the  Company  stating  the  circumstances  and  details  of the impediment to prepayment or the Relevant Tax Liability, then, until such time that the impediment to prepayment no longer applies or no Relevant Tax Liability would be triggered, such prepayment shall be made in an amount equal to the aggregate of the amount the relevant member of the Group is legally able to pay and without incurring such Relevant Tax Liability and the amount the Company is able to procure from other resources available to the Group. The Company shall continue to use its best endeavours to procure that the prepayment which (but for this Clause 12.6) would have been due is made.

In this Clause 12.6 "Relevant Tax Liability" means a material tax liability which would not have been incurred absent the making of upstream or cross-stream payments (taking into account future tax savings resulting therefrom and not taking into account tax liabilities that would have been incurred otherwise but at a later point in time) and as a result of which it seems economically unreasonable and - taking into account the legitimate interests of the Lenders - inappropriate to make the relevant mandatory prepayment.

12.7	Voluntary cancellation
(a)
Subject to paragraph (b) below, the Company may at any time following the Acquisition Closing, or following a notice from the Company to the Agent that it will not pursue with an Offer or Scheme any further if it gives the Agent not less than three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount and integral multiple of EUR 25,000,000) of an Available Facility. Any cancellation under this Clause 12.7 shall reduce the Commitments of the Lenders under the Facility or Facilities as directed by the Company rateably. Any cancellation of Commitments under the Revolving Facility shall not result in a pro rata cancellation of the Euro Swingline Facility, provided that the Available Commitment under the Euro Swingline Facility at no time exceeds the Available Commitment under the Revolving Facility.

(b)	Prior to the end of the Certain Funds Period, no notice may be given under paragraph (a) above unless such notice has been countersigned by the Financial Advisor.

12.8	Voluntary prepayment of Term Loans
(a)
A Borrower to which a Term Loan has been made may, if it gives the Agent not less than three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Term Loan (but, if in part, being an amount that reduces the Base Currency Amount of that Term Loan by a minimum amount of EUR 25,000,000 or, with respect to Facility A Loans or Facility B Loans prior to the Base Currency Redenomiation Date, GBP 16,000,000).

(b)	A Term Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

(c)	Any prepayment under this Clause 12.8 shall satisfy the obligations under Clause 11.1 (Repayment of Term Loans) in the order determined by the Company.

12.9	Voluntary Prepayment of Revolving Facility Loans
The Borrower to which a Revolving Facility Loan has been made may, if it gives the Agent not less than three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Loan (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Loan by a minimum amount and integral multiple of EUR 25,000,000).

12.10	Right of repayment and cancellation in relation to a single Lender
(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 17.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 17.3 (Tax indemnity) or Clause 18.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for indemnification continues give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan.

12.11	Restrictions
(a)
Any notice of cancellation or prepayment given by any Party under this Clause 12 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of a Term Facility which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of Revolving Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 12 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(h)
The Agent shall notify the Lenders as soon as possible of any proposed prepayment of any Loan under Clause 12.2 (Change of Control) or Clause 12.3 (Net Disposal Proceeds and Net Financing Proceeds). Each Lender who (or whose Affiliate) has subscribed for a capital increase in the Company or on whose (or on whose Affiliate's) account such capital increase has been subscribed may, if it gives the Agent no less than 3 Business Days prior notice, elect to waive all or a specified part of its share of that prepayment. In such case the remaining proceeds form such mandatory prepayments shall be applied between the other Lenders in accordance with Clause 33.5 (Partial Payments).

Each Lender that elects to make use of this right (an "Electing Lender") shall be entitled to a preferential treatment on any such future mandatory prepayment such that prior to any payment being made to any other Lender the Agent shall first pay to each Electing Lender an amount equal to the amount required to put each Electing Lender in the same position as any other Lender. If there is more than one Electing Lender any payment shall be pro rata. The rights of any Electing Lender under this paragraph (h) are personal rights and must not be assigned and/or transferred to any other person.

12.12	Automatic Cancellation
Any Commitment will be automatically cancelled at the close of business on the last day of any Availability Period applicable to the relevant Facility.

SECTION 5

COSTS OF UTILISATION

13.	INTEREST

13.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR or, (in relation to any Loans in an Optional Currency) LIBOR; and

(c)	Mandatory Cost, if any.

13.2	Payment of interest
The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

13.3	Default interest and lump sum damages
(a)
If an Obligor fails to pay any amount (other than interest) payable by it under a Finance Document on its due date, subject to paragraph (b) below, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). If an Obligor fails to pay interest payable by it under the Finance Documents  on its due date,  lump sum damages (pauschalierter Schadensersatz) shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). In the case of lump sum damages, the relevant Obligor shall be free to prove that no damages have arisen or that damages have not arisen in the asserted amount and any Finance Party shall be entitled to prove that further damages have arisen. Any interest or lump sum accruing under this Clause 13.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

13.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

14.	INTEREST PERIODS

14.1	Selection of Interest Periods
(a)
A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)
Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of a Borrower) to which that Term Loan was made not later than the Specified Time.

(c)
If a Borrower (or the Company on behalf of a Borrower) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 14.2 (Changes to Interest Periods), be one Month.

(d)
Subject to this Clause 14, a Borrower (or the Company on behalf of a Borrower) may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders). In addition a Borrower (or the Company on its behalf) may select an Interest Period of (in relation to Facility C) less than one Month, if necessary to ensure that there are sufficient Facility C Loans (with an aggregate Base Currency Amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Facility C Repayment Date for the Borrowers to make the Facility C Repayment Instalment due on that date.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Revolving Facility Loan has one Interest Period only.

(h)
Prior to the Syndication Date, Interest Periods shall be one Month or such other period as the Agent and the Borrower (or the Company on its behalf) may agree and any Interest Period which would otherwise end during the Month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

14.2	Changes to Interest Periods
(a)
Prior to determining the interest rate for a Facility C Loan, the Agent may shorten an Interest Period for any Facility C Loan to ensure there are sufficient Facility C Loans (with an aggregate Base Currency Amount equal to or greater than the Facility C Repayment Instalment) which have an Interest Period ending on a Facility C Repayment Date for the Borrowers to make the Facility C Repayment Instalment due on that date.

(b)	If the Agent makes any change to an Interest Period referred to in this Clause 14.2, it shall promptly notify the Company and the Lenders.

14.3	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

14.4	Consolidation and division of Term Loans
(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to the same Term Loans made to the same Borrower and in the same currency; and

(ii)	end on the same date,

those Term Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Term Loan on the last day of the Interest Period.

(b)
Subject to Clause 4.4 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Term Loan be divided into two or more Term Loans, that Term Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Term Loan immediately before its division.

15.	CHANGES TO THE CALCULATION OF INTEREST

15.1	Absence of quotations
Subject to Clause 15.2 (Market disruption), if EURIBOR or, if applicable, LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

15.2	Market disruption
(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

(b)	In this Agreement "Market Disruption Event" means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR or, if applicable, LIBOR for the relevant currency and the relevant Interest Period; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the European interbank market would be in excess of EURIBOR or, if applicable, LIBOR.

15.3	Alternative basis of interest or funding
(a)
If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

15.4	Break Costs
(a)
Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

16.	FEES

16.1	Ticking fee
(a)
From the date of this Agreement until the earlier of the Acquisition Closing and the date the Offer or Scheme is finally abandoned or finally lapses, the Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of ■  ■  ■ per cent. per annum on the aggregate of the daily amount of that the Lender's Available Commitments under the Facilities.

(b)
The accrued ticking fee will become due and payable on the last day of each successive period of three months ending prior to Acquisition Closing, or, if earlier, the date of Acquisition Closing or within five Business Days after the date the Offer or Scheme is finally abandoned or finally lapses.

16.2	Commitment fee
(a)
Following Acquisition Closing, the Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of ■  ■  ■ per cent. of the Margin then applicable with respect to the relevant Facility on amount of on that Lender's Available Commitment under the Facilities for the relevant Availability Period.

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

16.3	Up-front fee
The Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

16.4	Agency fee
The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

16.5	Interest, commission and fees on Ancillary Facility
The rate and time of payment of interest, commission, fees and any other remuneration in respect of the Ancillary Facility shall be determined by agreement between the Ancillary Lender and the Borrower of the Ancillary Facility based upon normal market rates and terms.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

17.	TAX GROSS UP AND INDEMNITIES

17.1	Definitions
(a)	In this Agreement:

"German Borrower" means a Borrower subject to limited or unlimited tax liability in Germany.

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means:

(i)
in respect of interest payable by a German Borrower, any Lender lending through a permanent establishment (Betriebsstätte) in Germany with which such Lender's participation in any Loans is effectively connected in Germany or which is a Treaty Lender;

(ii)
in respect of interest payable by a UK Borrower, a Lender (other than a Lender within sub-paragraph (C) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Treaty Lender; or

(C)	a building society (as defined for the purpose of section 880 of the ITA) in respect of an advance made by that building society.

(iii)	in respect of any other Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	lending through a Facility Office in the jurisdiction of incorporation of the relevant Borrower; or

(B)	a Treaty Lender.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction, charges or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 17.2 (Tax gross-up) or a payment under Clause 17.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)
does not carry on a business in the jurisdiction of incorporation of the relevant Borrower through a permanent establishment or a permanent representative with which that Lender's participation in the Loan is effectively connected.

(i)
is entitled under the provisions of the Treaty with the jurisdiction of incorporation of the Borrower to receive payments of interest from a person resident in such jurisdiction without incurring a tax liability including any Tax Deduction (subject to completion of any necessary procedural formalities); and

(ii)	is lending through a Facility Office in the Treaty State.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the jurisdiction of incorporation of the relevant Borrower which makes provision for full exemption from tax imposed by the jurisdiction of incorporation of the relevant Borrower on interest.

"UK Borrower" means a Borrower which is incorporated in the United Kingdom.

17.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent and the Company on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Company and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the jurisdiction in which the relevant Obligor is resident for tax purposes from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)
the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment certificates evidencing to that Finance Party's reasonable satisfaction that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

17.3	Tax indemnity
(a)
The Company shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines (acting reasonably) will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 17.2 (Tax gross-up), or

(B)
would have been compensated for by an increased payment under Clause 17.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 17.2 (Tax gross-up) applied.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 17.3, promptly notify the Agent.

17.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines (acting reasonably) that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit (directly or on an affiliated group basis),

the Finance Party shall pay an amount to the Obligor which that Finance Party determines (acting reasonably) will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

17.5	Stamp taxes
The Company shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

17.6	Value added tax
(a)
All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT owing and payable by such Finance Party (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party). Should the reverse charge method apply, the Borrowers shall not deduct any VAT from the amount which constitutes the consideration for VAT purposes

(b)
If VAT is  chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party (the "Relevant Parry") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which relates to the VAT chargeable on that supply.

(c)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that neither the Finance Party nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

17.7	Tax Certificate
(a)	For the purpose of this Clause 17.7 and if expressly taken reference to this Clause,

"Tax Certificate" means a letter substantially in the form and the German language as required in the official standard letter (a draft of which is attached as Schedule 16 (Tax confirmation)) for the purpose of Section 8a of the German Corporate Income Tax Act (Körperschaftsteuergesetz) ("CITA") issued by the German Federal Ministry of Finance to the credit committee of the German banking association (dated 20 October 2005, docket nr. IV B 7 – S 2742a – 43/05) specifying, in particular, any security interests or guarantees which have been granted for the respective Loan or, in case the official standard letter is amended by the German tax authorities (or by law), a letter in the form and language of such an amended standard letter;

"Decrees" means the decrees issued by the German Federal Ministry of Finance dated 15 July 2004, docket nr. IV A 2 – S 2742a – 20/04 and 22 July 2005, docket nr. IV B 7 – S 2742a – 31/05 regarding the application of Section 8a of the CITA;

"Major Shareholder" means a shareholder holding directly or indirectly more than 25 % of the shares in any German Borrower; and "Affiliated Party" means any person or entity related to a Major Shareholder within the meaning of sec 1 para 2 of the German Foreign Tax Act (Auβensteuergesetz) other than the respective German Borrower itself.

(b)
For the purpose of providing evidence to the German tax authorities of the absence of any detrimental recourse situation in connection with the tax circulars  issued  by  the  German  Federal  Ministry  of  Finance (Bundesfinanzministerium) on 15 July 2004 (IV A2 – S 2242a – 20/40) and on 22 July 2005 (IV B 7 – S 2742a v 31/05), each Lender undertakes at the request of any German Borrower to issue (through the Agent) within a reasonable period of time to any German Borrower a complete Tax Certificate, in case of each Original Lender, after the signing of this Agreement, in the case of any Lender other than an Original Lender, after the date on which such person becomes a Lender and, in the case of any Original Lender and any other Lender, after any amendment to this Agreement or as required by any administrative pronouncement or guidelines issued by the German tax authorities.

(c)
Upon request of any German Borrower, the Lenders shall send (through the Agent) within a reasonable period of time after having received the relating request an updated Tax Certificate to such German Borrower. The same shall apply if the German tax authorities amend or change their official standard tax certificate (as specified in the letter to the credit committee of the German banking association dated 20 October 2005, docket nr. IV B 7 – S 2742a – 43/05). Any such request shall have attached a completed draft Tax Certificate and shall expressly confirm that to the German Borrower's best knowledge the draft Tax Certificate is accurate and that the Lenders are released from any applicable confidentiality obligations for the purposes of issuing the Tax Certificate. Upon request such German Borrower will forward to the Lenders through the Agent such information which may be reasonably required by the Lenders to enable the Lenders to issue the Tax Certificate.

(d)
The Tax Certificate shall only include factual but not legal statements (unless otherwise determined by the relevant Lender in its absolute discretion). The Tax Certificate shall furthermore not contain any statements that the Lenders are not permitted to issue by law, administrative rule or regulation of the jurisdiction the relevant Lender or Affiliate is subject to.

(e)
The Lenders agree to issue (through the Agent) the Tax Certificate (except for such Lenders prohibited by law, administrative rule or regulation of the jurisdiction the relevant Lender or Affiliate is subject to) within a reasonable period of time. Any costs and expenses reasonably incurred at the level of the Agent or any Lender in connection with the issuance of the Tax Certificate will be borne by the relevant German Borrower requesting the Tax Certificate.

(f)
Each German Borrower confirms to each Lender that the Lenders issue the respective Tax Certificate solely for providing evidence to the German tax authorities of the absence of any back-to-back-financing pursuant to the Decree dated 20 October 2005 to Section 8a of the German Corporate Income Tax Act (Körperschaftsteuergesetz)  and that  the  Lenders  are not  responsible  for examining the tax position of the German Borrowers or for achieving any certain tax treatment of the German Borrowers. Furthermore, each German Borrower confirms to each Lender that this confirmation is not given for the German Borrowers to rely on, but only for delivery to the competent tax authorities and that, therefore, no German Borrower will raise any claims against a Lender in connection with, a (correct or incorrect) Tax Certificate, unless such claims are based on gross negligence or wilful misconduct on the part of such Lender. Each of the German Borrower agrees to indemnify each Lender with respect to any potential claims that might be made against that Lender with respect to a Tax Certificate issued by it, unless such claims are based on gross negligence or wilful misconduct on the part of such Lender. The execution of the Tax Certificate shall only be descriptive by nature and shall not amend any Finance Document or waive any rights any Finance Party may have thereunder.

(g)
It is the common understanding of the Parties that no Finance Party is providing any legal and/or tax advice to any other Party with respect to this Agreement, in particular with respect to the application of Section 8a German Corporate Income Tax Act (Körperschaftsteuergesetz) and the interpretation of the above Decree, and that it is the responsibility of each Party, in particular each German Borrower, to consult its own legal/tax advisers.

18.	INCREASED COSTS

18.1	Increased costs
(a)
Subject to Clause 18.3 (Exceptions) the Company shall, for any Interest Period beginning after the day on which the Agent has notified the Company in accordance with paragraph (a) of Clause 18.2 (Increased cost claims), pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application by any competent authority of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The amount of the Increased Costs shall become due and payable within three Business Days of a demand by the Agent.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

18.2	Increased cost claims
(a)
A Finance Party intending to make a claim pursuant to Clause 18.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and setting out its calculation in reasonable detail.

18.3           Exceptions

(a)	Clause 18.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by Clause 17.3 (Tax indemnity) (or would have been compensated for under Clause 17.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 17.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 18.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 17.1 (Definitions).

19.	OTHER INDEMNITIES

19.1	Currency indemnity
(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

19.2	Other indemnities
The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party (acting reasonably) as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 32 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

19.3	Indemnity to the Agent
The Company shall promptly indemnify the Agent within ten Business Days upon receipt of appropriate evidence with respect to the claimed amounts against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

20.	MITIGATION BYTHE LENDERS

20.1	Mitigation
(a)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 12.1 (Illegality), Clause 17 (Tax gross-up and indemnities), Clause 18 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

20.2	Limitation of liability
(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 20.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 20.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

21.	COSTS AND EXPENSES

21.1	Transaction expenses
The Company shall promptly on demand pay the Agent and the Arranger the amount of all external expenses (including legal fees up to the amount agreed reasonable travel expenses, printing and publicity costs and VAT) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement up to the amount agreed; and

(b)	any other Finance Documents executed after the date of this Agreement.

21.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 33.9 (Change of currency), the Company shall, within ten Business Days upon receipt of a reasonably detailed invoice, reimburse the Agent for the amount of all external costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

21.3	Enforcement costs
The Company shall, within ten Business Days upon receipt of a reasonably detailed invoice, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

22.	GUARANTEE AND INDEMNITY

22.1	Guarantee (Garantie) and indemnity (Ausfallhaftung)
The Guarantor irrevocably and unconditionally:

(a)
guarantees (garantiert) by way of an independent payment obligation (selbständiges Zahlungsversprechen) to each Finance Party to pay to that Finance Party within five Business Days of receipt by it of a written demand by a Finance Party (or the Agent on its behalf) the amount of principal, interest, costs, expenses or other amount demanded in that demand, which demand shall state that the sum demanded by that Finance Party under or in connection with the Finance Documents has not been fully and irrevocably paid by any other Borrower; and

(b)
undertakes vis-à-vis each Finance Party to indemnify (schadloshalten) that Finance Party immediately within five Business Days of a written demand against any cost, loss or liability suffered by that Finance Party if any obligation of any other Borrower under or in connection with any Finance Document or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover (Ersatz des positiven Interesses).

22.2	Continuing and independent guarantee and indemnity
(a)
This guarantee and indemnity is independent and separate from the obligations of any Borrower and is a continuing guarantee and indemnity which will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

(b)
The guarantee and indemnity shall extend to any additional obligations of a Borrower resulting from any amendment, novation, supplement, extension, restatement or replacement of any Finance Documents, including without limitation any extension of or increase in any facility or the addition of a new facility under any Finance Document.

22.3	Reinstatement
If any payment by any Borrower or any discharge given by a Finance Party (whether in respect of the obligations of any Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Borrower shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Borrower, as if the payment, discharge, avoidance or reduction had not occurred.

22.4	No defences
(a)
The obligations of the Guarantor under this Clause 22 will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of any Borrower and which would reduce, release or prejudice any of its obligations under this Clause 22, including any personal defences of any Borrower (Einreden des Hauptschuldners) or any right of revocation (Anfechtung) or set-off (Aufrechnung) of any Borrower.

(b)
The obligations of the Guarantor under this Clause 22 are independent from any other security or guarantee which may have been or will be given to the Finance Parties. In particular, the obligations of the Guarantor under this Clause 22 will not be affected by any of the following:

(i)	the release of, or any time (Stundung), waiver or consent granted to, any Borrower from or in respect of its obligations under or in connection with any Finance Document;

(ii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Borrower or any other person or any failure to realise the full value of any security;

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or a deterioration of the financial condition of any other Borrower; or

(iv)	any unenforceability, illegality or invalidity of any obligation of any other Borrower under any Finance Document.

(c)
For the avoidance of doubt this guarantee and indemnity does not constitute a guarantee upon first demand (Garantie auf erstes Anfordern) and nothing in this Clause 22 shall preclude any defences that the Guarantor (in its capacity as Guarantor only) may have against a Finance Party that the guarantee and indemnity does not constitute its legal, valid, binding or enforceable obligations.

22.5	Immediate recourse
No Finance Party will be required to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 22. This applies irrespective of any law or any provision of a Finance Document to the contrary.

22.6	Appropriations
Until all amounts which may be or become payable by any Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 22.

22.7	Deferral of Guarantor's rights
Until all amounts which may be or become payable by any Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by any Borrower;

(b)	to claim any contribution from any other guarantor of any Borrower's obligations under the Finance Documents; and/or

(c)
to take the benefit (in whole or in part and whether by way of legal subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by a Borrower under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 33 (Payment mechanics) of this Agreement.

22.8	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

23.	REPRESENTATIONS
Each Obligor on behalf of itself (and in the case of the Company and where set out expressly, on behalf of each Material Company or each other member of the Group) makes the representations and warranties set out in this Clause 23 to each Finance Party on the date of this Agreement.

23.1	Status
(a)
It is a stock corporation, limited liability company or partnership with limited liability, duly incorporated or in the case of a partnership, established and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Material Companies has the power to own its assets and carry on its business as it is being conducted.

23.2	Binding obligations
The obligations expressed to be assumed by it in each Finance Document are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

23.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it in its relevant jurisdiction of incorporation;

(b)	its constitutional documents; or

(c)	any agreement, mortgage, bond or instrument to which it is a party or which is binding upon it or any of its assets to an extent or in a manner which has a Material Adverse Effect.

23.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

23.5	Validity and admissibility in evidence
(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

(b)
All Authorisations necessary for the conduct of the business of a member of the Group as carried on at the date of this Agreement have been obtained or effected and are in full force and effect, except where failure to obtain or effect those Authorisations is not reasonably likely to have a Material Adverse Effect.

23.6	Governing law and enforcement
Subject to the Legal Reservations:

(a)	the choice of German law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in Germany in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

23.7	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Qualifying Lender (in the case of a Treaty Lender on the assumption that the relevant treaty formalities have been complied with).

23.8	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

23.9	No default
(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or (in the case of the Company only) any of its Subsidiaries which might have a Material Adverse Effect.

23.10	No misleading information
(a)
The factual information provided in the Information Memorandum and all other written factual information designated by the Company to fall within the scope of this Clause 23.10 was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)
So far as the Company is aware, nothing has occurred and no information been omitted from the Information Memorandum that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

(d)
The Company is not aware of any fact or circumstance that has not been disclosed or is not otherwise publicly available to any of the Finance Parties prior to the making (including the repetition) of this representation which might, if disclosed, have adversely affected the decision of a person acting as a prudent businessman in considering whether to provide finance to any of the Obligors upon the terms of this Agreement.

23.11	Financial statements
Its most recent audited financial statements delivered pursuant to Clause 24.1 (Financial Statements):

(a)	were prepared in accordance with Applicable GAAP consistently applied unless otherwise disclosed therein;

(b)	disclose all liabilities (contingent or otherwise) and all unrealised or anticipated losses required to be disclosed in accordance with Applicable GAAP; and

(c)
save as disclosed therein, give a true and fair view of its financial condition and operations (consolidated in the case of the Company's audited consolidated financial statements) during the relevant financial year.

23.12	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

23.13	No proceedings pending or threatened
No action or administrative proceedings of or before any court, arbitral body or governmental authority or agency which are reasonably likely to be adversely determined, have been started or credibly threatened against any member of the Group and which if adversely determined, might reasonably be expected to have a Material Adverse Effect.

23.14	Environmental laws and licences
It and (in the case of the Company only) each other member of the Group has:

(a)	complied with all Environmental Laws to which it may be subject;

(b)	obtained all Environmental Licences required or desirable in connection with its business; and

(c)	complied with the terms of those Environmental Licences,

in each case where failure to do so would be reasonably likely to have a Material Adverse Effect.

23.15	Environmental Releases
No:

(a)	real property currently or previously owned, leased or occupied by it or (in the case of the Company only) any of its Subsidiaries is contaminated with any Hazardous Substance; and

(b)
discharge, release, leaching, migration or escape of any Hazardous Substance into the environment has occurred or is occurring on, under or from that real property, in each case in circumstances where this would be reasonably likely to have a Material Adverse Effect.

23.16	No material adverse change
There has been no material adverse change in the assets, business or financial condition of the Company or the Group taken as whole since the date of the Original Financial Statements.

23.17	Material Companies
The list of Material Companies attached as Schedule 18 (List of Material Companies) is accurate in all material respects.

23.18	Acquisition-related representations and warranties
The Offer Document or, as applicable, the Scheme Document contains all the material terms of the Offer or Scheme.

23.19	Repetition
(a)
The Repeated Representations shall be made by the Company on its own behalf and on behalf of the other Obligors (under a power of attorney (Vollmacht) granted to it by the Obligors pursuant to paragraph (d) below) (by reference to the facts and circumstances then existing) on:

(i)	the Syndication Date, the date of each Utilisation Request and Selection Notice; and

(ii)	in the case of an Additional Borrower, the day on which it becomes (or it is proposed that it becomes) an Additional Borrower.

(b)
In addition the representations in Clause 23.10 (No misleading information) and Clause 23.11 (Financial statements) will be deemed to be repeated by each relevant Obligor by reference to the facts and circumstances then existing on the Syndication Date.

(c)
In addition, the representation in Clause 23.18 (Acquisition-related representations and warranties) will be made by the Company on the date of the first Utilisation Request funding the acquisition of Target Shares pursuant to the Offer or Scheme.

(d)
Each Obligor (other than the Company) hereby empowers (bevollmächtigt) the Company to make the Repeated Representations on its behalf as its attorney (Stellvertreter). Each Obligor (other than the Company) hereby relieves the Company from the restrictions pursuant to section 181 of the Civil Code (Bürgerliches Gesetzbuch) for the purpose of making the Repeated Representations on its behalf as attorney (Stellvertreter).

24.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Financial statements
The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)	its audited unconsolidated financial statements and its audited consolidated financial statements for that financial year; and

(ii)	the audited (if available) or unaudited (if audited financial statements are not available) financial statements of each Obligor for that financial year; and

(b)	as soon as the same become available, but in any event within 60 days after the end of each half of each of its financial years:

(i)	its unaudited consolidated financial statements and the consolidated financial statements of the Group for that financial half year; and

(ii)	the unaudited unconsolidated financial statements of each Obligor for that financial half year.

(c)	as soon as the same become available, but in any event within 60 days after the end of the first and third quarter of its financial years:

(i)	its unaudited consolidated financial statements for that financial quarter; and

(ii)	the unaudited unconsolidated financial statements of each Obligor for that financial quarter.

24.2	Compliance Certificate
(a)
The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 24.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 25 (Financial covenants) and for the purpose of determining the Margin as set out in the definition of "Margin" as at the date at which those financial statements were drawn up.

(b)
Each Compliance Certificate shall be accompanied by a list of Material Companies as of the date at which those financial statements were drawn up, setting out the Company's (or other Group member's) stake in such Material Company, its net turnover (excluding intra-group turnover), its share of the total consolidated net turnover of the group, its total assets (excluding intra-group assets/transactions) and its share of the total consolidated assets of the Group.

(c)
Each Compliance Certificate shall be signed by two directors of the Company (or a director and a procurist (Prokurist) of the Company) and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 24.1 (Financial statements), shall be reported on by the Company's auditors.

24.3	Requirements as to financial statements
(a)
Each set of financial statements delivered by the Company pursuant to Clause 24.1 (Financial statements) shall be certified by two directors of the relevant company as fairly representing its financial condition as at the date at which those financial statements were drawn up.

(b)

(i)
The Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 24.1 (Financial statements) is prepared using GAAP and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in Applicable GAAP or the accounting practices or reference periods which would be material in the context of the definition of "Material Company", the undertakings in this Clause 24 or the financial covenants in Clause 25 (Financial covenants), and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(A)
a description of any change necessary for those financial statements to reflect the Applicable GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(B)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 25 (Financial covenants) has been complied with, to determine the Margin as set out in the definition of "Margin" and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

(ii)
If the Company notifies the Agent of a change in accordance with paragraph (i) above then the Company and Agent shall enter into negotiations in good faith for a period of not more than 30 days with a view to agreeing any amendments to this Agreement which may be necessary to put the Company and the Finance Parties in the same position they would have been in had the change not occurred and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

Any reference in this Agreement to "those financial statements" shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

If no such agreement is reached within such 30 day period, the Company shall supply with each set of its consolidated Financial Statements another set of consolidated Financial Statements prepared on the same basis as its original Financial Statements.

24.4	Budget
(a)
The Company shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within two months after the beginning of each of its Financial Years, a Budget for that financial year and the following two financial years.

(b)	The Company shall ensure that each Budget:

(i)
is in the same form as the business plan delivered pursuant to Schedule 2 (Conditions Precedent) Part I item 4(a)(iv) and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group, projected financial covenant calculations;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 24.1 (Financial statements); and

(iii)	has been approved by the board of directors of the Company.

24.5	Information: miscellaneous
The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)
all material statements and documents despatched by the Company to its shareholders (or any class of them) generally or its creditors generally at the same time as they are dispatched unless such information is available on the website of the Company notified to the Agent;

(b)
if not publicly available, details of any announcement from Moody's, Standard & Poor or Fitch of any change in its ratings or ratings outlook of the long-term unsecured debt of the Company or of the rating of the Facilities (if any);

(c)
promptly upon becoming aware thereof, identification of any asset sold as a Specified Disposal, the expected date of the Disposal and expected Net Disposal Proceeds resulting from such Disposal and the envisaged date of mandatory prepayment of Net Disposal Proceeds;

(d)
promptly upon becoming aware of them, reasonable details of any action or administrative proceeding of or before any court, board of arbitration or governmental authority or agency which is current, credibly threatened or pending against any member of the Group which in each case is reasonably likely to be adversely determined and which, if so determined, would be reasonably likely to have a Material Adverse Effect;

(e)
promptly, such further information regarding the financial condition of any member of the Group as any Finance Party (through the Agent) may reasonably request in line with customary banking and regulatory requirements (including, without limitation, all information and documents as may be required under sections 13, 13(a) and 18 of the German Banking Act (Gesetz über das Kreditwesen KWG)); and

(f)	a copy of any announcement that a member of the Group is required to make prior to the Acquisition Closing in connection with on or off-market purchases of Target Shares.

24.6	Notification of default
Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

24.7	Use of websites
(a)
The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the "Designated Website") if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

24.8	"Know your customer" checks
(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
The Company shall, by not less than ten Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Borrower pursuant to Clause 29 (Changes to the Obligors).

(d)
Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Borrower obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such member of the Group to this Agreement as an Additional Borrower.

25.	FINANCIAL COVENANTS

25.1	Financial definitions
In this Clause 25:

■  ■  ■

25.2	Financial condition
The Company shall ensure that:

■  ■  ■

25.3	Financial testing
(a)
Subject to paragraph (b) below, the financial covenants set out in Clause 25.2 (Financial condition) shall be tested as of the last day of each Relevant Period by reference to each of the financial statements delivered pursuant to paragraph (a)(i) and (b)(i) of Clause 24.1 (Financial Statements) and/or each Compliance Certificate delivered pursuant to Clause 24.2 (Compliance Certificate).

(b)
In respect of EBITDA and Consolidated Net Finance Charges for each of the Relevant Periods ending an a date which is less than 12 months after the Acquisition Closing, the amount thereof shall be calculated by reference to EBITDA and Consolidated Net Finance Charges as disclosed in the financial statements provided that the EBITDA and Consolidated Net Finance Charges with respect of the part of any Relevant Period falling prior to the Acquisition Closing shall be included on a pro forma basis as if the Acquisition had been made on the first day of the Relevant Period.

26.	GENERAL UNDERTAKINGS
The undertakings in this Clause 26 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

26.1	Authorisations
Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents.

26.2	Compliance with laws
(a)
Each Obligor shall comply in all material respects with all applicable laws and regulations to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

(b)
The Company shall procure that its Subsidiaries (other than an Obligor will) comply in all respects with all applicable laws and regulations where failure to do so is reasonably likely to have a Material Adverse Effect.

26.3	Negative pledge
No Obligor shall (and the Company shall ensure that no other Material Company will) create or permit to subsist any Security for or in respect of Financial Indebtedness over any of its assets other than Permitted Security.

26.4	Disposals
No Obligor shall (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) to sell, lease, transfer or otherwise dispose of all or any part of its assets other than pursuant to a Permitted Disposal.

26.5	Merger
The Company shall not enter into any transformation (Umwandlung) within the meaning of the German Transformation Act (Umwandlungsgesetz), any similar transaction effected otherwise than in reliance on the provisions of the German Transformation Act or, in each case, any similar transaction under the laws of any jurisdiction other than Germany (each such transformation or similar transaction, a "Transformation"), other than pursuant to a Permitted Transformation.

26.6	Change of business
The Company shall ensure that no substantial change is made to the general nature of the business of the Company or the Group taken as a whole from that carried on at the date of this Agreement.

26.7	Insurance
Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies in accordance with Group practice existing as of the date of this Agreement, save where failure to do so could not reasonably be expected to have a Material Adverse Effect.

26.8	Environmental compliance
Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a)	comply in all material respects with all Environmental Laws to which it is subject;

(b)	obtain all Environmental Licences required in connection with its business; and

(c)	comply with the terms of all those Environmental Licences,

in each case where failure to do so is reasonably likely to have a Material Adverse Effect.

26.9	Environmental claims
The Company shall promptly notify the Agent of any claim made against, or any notice or other communication received by, any member of the Group in respect of any actual or alleged breach of or liability under any Environmental Law which, if substantiated, is reasonably likely to have a Material Adverse Effect.

26.10	Guarantees
No Obligor shall (and the Company shall ensure that no other member of the Group will) grant any guarantee (excluding for the avoidance of doubt letters of comfort without funding undertaking (weiche Patronatserklärungen)) or other similar assurance in respect of obligations of third parties which could result in a payment claim by the beneficiary against the grantor thereof in respect of obligations of third parties (each, a "Guarantee") to any person not a member of the Group, other than Permitted Guarantees.

26.11	Loans out
No Obligor shall (and the Company shall procure that no other member of the Group will) grant any loans or extend any credit to any person which is not a member of the Group, other than Permitted Loans.

26.12	Subsidiary Financial Indebtedness
The Company shall ensure that no other member of the Group other than HeidelbergCement Finance B.V. and any other Finance Subsidiary incurs any Financial Indebtedness other than Permitted Financial Indebtedness.

26.13	Acquisitions
Until all Facility A Loans and Facility B Loans have been repaid or prepaid and the Available Commitment in relation to Facility A and Facility B is zero, no Obligor shall (and the Company shall procure that no member of the Group will):

(a)	acquire the whole or any part of any business, or any participation in any business (whether in the form of an asset or share deal); or

(b)	enter into or acquire any shares, stocks, securities or other interests in a joint venture, in each case,

other than pursuant to any Permitted Acquisition.

26.14	Ownership of Borrowers (other than the Company)
The Company shall ensure that each Borrower (other than the Company) is, during the lifetime of the Facilities (but only if and for so long as it remains a Borrower thereunder), a member of the Group.

26.15	Acquisition-related undertakings
The Company shall and shall procure that BidCo (and, in relation to paragraph (c) and (f), any member of the Group (other than a member of the Target Group)) will:

(a)	comply in all material respects with all laws and regulations relevant in the context of the Offer or Scheme, including the Takeover Code;

(b)
not without the consent of the Agent (acting on the instructions of the Majority Lenders) agree to amend, waive, revise, withdraw or agree to decide not to enforce in whole or in part any term or condition of the Offer or Scheme save (i) where such amendment, waiver, revision, withdrawal or non-enforcement could not be reasonably expected to be material or prejudicial to the interests of the Lenders, (ii) as required by the Takeover Code or the Takeover Panel, (iii) is pursuant to an Offer Conversion Notice served in accordance with Clause 3.3 (Conversion from Scheme to Offer) or (iv) where the Takeover Panel does not permit the relevant terms and conditions to be invoked;

(c)	ensure that nothing is done to oblige Bidco to make a Rule 9 offer;

(d)	keep the Agent reasonably informed as to the progress of the Offer or Scheme and any material developments in relation to the Offer or Scheme;

(e)
promptly supply to the Agent copies of all documents, notices or announcements received or issued by it or any other information in its possession in relation to the Offer or Scheme which it is permitted to make available to the Agent;

(f)
except with the prior consent of the Arrangers or if the excess is funded by way of additional equity raised by the Company, (i) not agree to any increase in the purchase price per Target Share and (ii) not take any other action that would result in the Offer or Scheme having to be made at a price in each case above the amount separately agreed between the Arranger and the Company;

(g)
unless required by any law or regulation (including the Takeover Code), the London Stock Exchange or the Panel, not make any statement or announcement (other than the Offer or Scheme, the Press Release or the Offer Document or Scheme Document) containing any information or statement concerning the Finance Documents or Finance Parties without the prior approval of the Arranger; and

(h)	issue the Press Release within 3 months of the date of this Agreement.

26.16	Material Companies
The Company shall ensure that the aggregated total assets and turnover of all Material Companies and the Company equal at least ■  ■  ■% of the total assets and consolidated turnover of (i) prior to the delivery of the first financial statements pursuant to paragraphs (a)(i), (b)(i) or (c)(i) of Clause 24.1 (Financial Statements) following the Acquisition Closing the Group excluding the Target Group and, (ii) thereafter the Group, to be tested semi-annually as of 30 June and 31 December of any year.

26.17	Cash Management
The Company shall use its best efforts to procure that cash reserves available to any member of the Target Group, unless the financial officer (or equivalent officer) determines (acting reasonably) that it is necessary to hold such cash reserves in the Target Group, are used to repay Financial Indebtedness of the members of the Target Group and, thereafter, of other members of the Group.

26.18	Replacement of DB Facility
The Company shall repay all amounts outstanding under the DB Facility by Utilisations under Facility A within five Business Days of the date that it and/or any other member of the Group acquires 3 per cent. or more of the Target Shares. On such date the Company shall cancel the DB Facility.

27.	EVENTS OF DEFAULT
(a)	Each of the events or circumstances set out in this Clause 27 is an Event of Default (save as for Clause 27.15 (Acceleration) and Clause 27.16 (Clean-Up Period).

(b)	Without prejudice to the provisions of this Agreement, section 490(1) of the Civil Code (Bürgerliches Gesetzbuch) shall not apply.

27.1	Non-payment
An Obligor fails to pay:

(a)
any amount due from it in respect of principal or interest under this Agreement on the due date and at the place and in the currency in which it is expressed to be payable, unless such failure to pay is caused by technical or administrative failure or error and payment is made within 3 Business Days after its due date; or

(b)	any other amount due under any Finance Document within 10 Business Days after its due date.

27.2	Financial covenants
Any requirement of Clause 25 (Financial covenants) is not satisfied.

27.3	Other obligations
(a)	An Obligor does not:

(i)	comply with or perform any obligation expressed to be assumed by it under this Agreement other than under Clause 27.1 (Non-payment) and Clause 25 (Financial Covenants) referred to above; or

(ii)	comply with any other material provision of any Finance Document.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Agent giving notice to the Company.

27.4	Misrepresentation
Any representation or statement made or deemed to be made by or on behalf of an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or, if in order for a Repeating Representation which is not a Major Representation not to be incorrect or misleading in any material respect, such representation is made subject to disclosures and would have been incorrect or misleading in any material respect if it had been made without such disclosure and, in each case if capable of remedy, is not remedied within 15 Business Days after the Agent has given notice thereof to the Company.

27.5	Cross default
(a)
Any Financial Indebtedness of (i) any Obligor, (ii) any Material Company or (iii) or any other member of the Group (other than a Minor Company) (in each case other than under the Finance Documents) is not paid when due nor within any originally applicable grace period.

(b)
Any Financial Indebtedness of (i) any Obligor, (ii) any Material Company or (iii) any other member of the Group (other than a Minor company) (in each case other than under the Finance Documents) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Any creditor of any Financial Indebtedness of (i) any Obligor, (ii) any Material Company or (iii) any other member of the Group (other than a Minor Company) becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(d)
No Event of Default will occur under this Clause 27.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR ■  ■  ■ (or its equivalent in any other currency or currencies).

27.6	Insolvency
(a)
Any Obligor or Material Company incorporated under the laws of Germany or incorporated in another jurisdiction but having its centre of main interests for the purposes of the European Regulation on Insolvency Proceedings (EC Council Regulation 1346/2000 of 29 May 2000) in Germany (each, a "German Entity") generally suspends making payments on its debts or announces an intention to do so, is over-indebted (überschuldet) or unable to pay its debts as they fall due (zahlungsunfähig), due to imminent illiquidity commences negotiations with any or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors or, for any of the reasons set out in sections 17-19 of the German Insolvency Code (Insolvenzordnung), files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens), or the board of directors (Geschäftsführung) of a German Entity is required by law to file for insolvency.

(b)
The competent court takes any of the actions set out in section 21 of the German Insolvency Code (Insolvenzordnung) or institutes insolvency proceedings against a German Entity (Eröffnung eines Insolvenzverfahrens).

(c)
Any event analogous to any of the events referred to in paragraphs (a) and (b) above occurs in any jurisdiction other than Germany with respect to an Obligor or a Material Company which is not a German Entity.

27.7	Winding-up
(a)
Any (i) Obligor, (ii) Material Company or (iii) other member of the Group (other than a Minor Company) takes any corporate action, or other steps are taken or legal proceedings are started, for the winding-up of the business or assets of any such Obligor, Material Company, or other member of the Group (other than a Minor Company) or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of any of them or of any of their respective business or assets.

(b)	Paragraph (a) above shall not apply to:

(i)	any solvent liquidation of any Material Company or other member of the Group which is not an Obligor; or

(ii)
any winding-up resulting from the implementation of any transaction contemplated in the German Transformation Act (Umwandlungsgesetz) or any similar transaction effected otherwise than in reliance on the provisions of the German Transformation Act or, in each case, any similar transaction under the laws of any jurisdiction other than Germany,

(c)	not otherwise prohibited under this Agreement,

(each, a "Permitted Liquidation").

27.8	Creditors' process
Any attachment (Pfändung), sequestration (Zwangsverwaltung), distress (Beschlagnahme), and/or other execution (Zwangsvollstreckung) legal process (other than any prejudgment attachment (Arrest) or other execution legal process in respect of provisional relief (einstweiliger Rechtsschutz)) in relation to, when aggregated with each other, obligations of at least EUR ■  ■  ■ (or its equivalent) affects any asset or assets of an Obligor or Material Company and is not discharged within 30 Business Days.

27.9	Ownership of the Borrower
A Borrower (other than the Company) is not or ceases to be a member of the Group.

27.10	Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents to which it is a party.

27.11	Repudiation
(a)	An Obligor repudiates a Finance Document.

(b)	The validity or enforceability of the Finance Documents are adversely affected in a material way.

27.12	Adverse Judgement
An enforceable judgment and/or order for the payment of an amount exceeding (individually or when aggregated with other judgment(s) and/or order(s) EUR ■  ■  ■ (or its equivalent) is rendered against an Obligor and/or Material Company and such judgments or orders remain(s) unsatisfied or no other steps preventing enforcement (Abwendung der Zwangsvollstreckung) have been successfully taken within 30 Business Days thereafter.

27.13	Equity Injection
The Company had not received no later than on the Acquisition Closing additional equity in the amount of at least EUR 500,000,000 from shareholders (or any of them) by way of cash capital increase.

27.14	Cessation of Business
Any Obligor ceases to carry on the business it carries on at the date of signing of this Agreement, other than under or in connection with a Permitted Transaction.

27.15	Acceleration
Subject to the provisions of this Agreement relating to the Certain Funds Period and the Clean-up Period, on and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments and/or Ancillary Commitments, at which time they shall immediately be cancelled;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)
declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facility to be immediately due and payable at which time they shall become immediately due and payable; and/or

(e)
declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facility be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

27.16	Clean-Up Period
Notwithstanding any other provision of any Finance Document:

(a)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(b)	any Event of Default constituting a Clean-Up Default,

will be deemed not to be a breach of representation or warranty, a breach of covenant or a Default (as the case may be) if:

(i)
it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or a Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(ii)	the circumstances giving rise to it have not been procured by or approved by any member of the Group (other than a member of the Target Group);

(iii)	it does not have a Material Adverse Effect;

(iv)	it does not affect, as from the Acquisition Closing, the Company's ownership of the shares to be acquired pursuant to the Acquisition;

(v)	it has been notified to the Agent by the Company promptly upon its becoming aware thereof; and

(vi)
(where the Default is capable of being remedied), the Company after having become aware of such breach or Default has had or is having such commercially and legally reasonable steps taken in respect of such breach or Default to remedy it as are open to any members of the Group.

If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

SECTION 9

CHANGES TO PARTIES

28.	CHANGES TO THE LENDERS

28.1	Assignments and transfers by the Lenders
(a)	Subject to this Clause 28, a Lender (the "Existing Lender") may:

(i)	assign any of its rights; or

(ii)	assign and transfer by assumption of contract (Vertragsübernahme) any of its rights and obligations,

under this Agreement to another bank or financial institution (the "New Lender").

(b)
An assignment of part of any rights or an assignment and transfer by assumption of contract (Vertragsübernahme) of part of any rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of EUR 10,000,000 (net of any retransfer).

28.2	Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)
(a)
The prior written consent of the Company is required for an assignment or an assignment and transfer by assumption of contract (Vertragsübernahme) by an Existing Lender, unless the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) is to another Lender or an Affiliate of a Lender or unless an Event of Default has occurred and is continuing.

(b)
The consent of the Company to an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the request of the Existing Lender has become effective in accordance with Clause 35 (Notices) unless consent is expressly refused by the Company within that time.

(c)
An assignment will only be effective upon acceptance by the Agent of an otherwise duly completed Assignment Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to the following sentence, as soon as reasonably practical after receipt by it of a duly completed Assignment Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, accept that Assignment Certificate. The Agent shall only be obliged to accept an Assignment Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(d)
An assignment and transfer by assumption of contract (Vertragsübernahme) will only be effective if the procedure set out in Clause 28.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme) is complied with.

(e)	If:

(i)	a Lender assigns or assigns and transfers by assumption of contract (Vertragsübernahme) any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 17 (Tax gross-up and indemnities) or Clause 18 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change had not occurred, provided that this Clause 28.2(e) shall not prevent an Obligor from being required to pay an increased amount under Clause 17 (Tax gross-up and indemnities) to a Lender which is a Qualifying Lender under paragraph (ii) of that definition (subject to the completion of procedural formalities where such Qualifying Lender is a Treaty Lender).

(f)	Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Overall Commitment is not less than:

(i)	its Euro Swingline Commitment; or

(ii)	if it does not have a Euro Swingline Commitment, the Euro Swingline Commitment of a Lender which is its Affiliate.

28.3	Assignment or assignment and transfer by assumption of contract (Vertragsübernahme) fee

Each Lender changing its Facility Office and each New Lender shall, on the date upon which the change of the Facility Office or an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) takes effect, pay to the Agent (for its own account) a fee of EUR ■  ■  ■.

28.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)
accept a re-assignment or a re-assignment and re-transfer by assumption of contract (Vertragsübernahme) from a New Lender of any of the rights and obligations assigned or assigned and transferred by assumption of contract (Vertragsübernahme) under this Clause 28; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

28.5	Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)
(a)
Subject to the conditions set out in Clause 28.2 (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) an assignment and transfer by assumption of contract (Vertragsübernahme) is effected in accordance with paragraph (c) below when the Agent accepts an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, accept that Transfer Certificate.

(b)
The Agent shall only be obliged to accept a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to assign and transfer by assumption of contract (Vertragsübernahme) its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Arranger, the New Lender and the other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the assignment and transfer by assumption of contract (Vertragsübernahme) and to that extent the Agent, the Arranger and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

28.6	Copy of Transfer Certificate or Assignment Certificate to Company
The Agent shall promptly after it has executed a Transfer Certificate or an Assignment Certificate, send to the Company a copy of that Transfer Certificate or Assignment Certificate.

28.7	Disclosure of information
(a)
Each Finance Party must keep confidential any information supplied to it by or on behalf of any member of the Group in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to its Affiliates and its and their respective officers, employees, auditors and professional advisers;

(v)	to the extent allowed under paragraph (b) below; or

(vi)	with the prior agreement of the Company.

(b)	Any Lender may disclose to any of its Affiliates and any other person:

(i)
to (or through) whom that Lender assigns or assigns and transfers by assumption of contract (Vertragsübernahme) (or may potentially assign or assign and transfer by assumption of contract (Vertragsübernahme)) all or any of its rights and obligations under this Agreement;

(ii)
with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to sub-paragraphs (i) and (ii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. Any Lender may also disclose the size and term of the Facilities and the name of each of the Obligors to any investor or potential investor in a securitization (or similar transaction of broadly equivalent economic effect) of that Lender's rights or obligations under the Finance Documents.

29.	CHANGES TO THE OBLIGORS

29.1	Assignments and transfers by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

29.2	Additional Borrowers
(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 24.8 ("Know your customer" checks), the Company may request that any other member of the Group becomes an Additional Borrower (Vertragsbeitritt). That other member of the Group shall become an Additional Borrower if:

(i)	it is Bidco or all the Lenders approve the addition of that other member of the Group (such approval not to be unreasonably withheld or delayed);

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that member of the Group becoming an Additional Borrower; and

(iv)
the Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)
The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent).

29.3	Resignation of a Borrower
(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)
The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if such Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents, at which time that entity shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

29.4	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant member of the Group that the Repeated Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

30.	ROLE OF THE AGENT AND THE ARRANGER

30.1	Appointment of the Agent
(a)	Each other Finance Party appoints the Agent to act as its agent and attorney (Stellvertreter) under and in connection with the Finance Documents.

(b)
Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)
Each other Finance Party hereby relieves the Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

30.2	Duties of the Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

30.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

30.4           No fiduciary duties
(a)
Nothing in this Agreement constitutes the Agent or the Arranger as a trustee (Treuhänder) of any other person. Neither of the Agent nor the Arranger have any financial or commercial duty of care (Vermögensfürsorgepflicht) for any person.

(b)	Neither the Agent nor the Arranger or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

30.5	Business with the Group
The Agent, the Arranger and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

30.6	Rights and discretions of the Agent
(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised (including, without limitation, any countersignature by the Financial Advisor); and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 27.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

30.7	Majority Lenders' instructions
(a)
Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

30.8	Responsibility for documentation
Neither the Agent nor the Arranger or any Ancillary Lender is responsible for:

(a)
the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by the Agent, the Arranger, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document, the Information Memorandum or the transactions contemplated by the Finance Documents; or

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

30.9	Exclusion of liability
(a)
Without limiting paragraph (b) below, none of the Agent or any Ancillary Lender will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Agent or an Ancillary Lender) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent and any Ancillary Lender may rely on this Clause pursuant to section 328 para 1 Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

30.10	Lenders' indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

30.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office London, Luxembourg or Germany as successor by giving notice to the other Finance Parties and the Company.

(b)
Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent acting through an office in London, Luxembourg or Germany).

(d)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

30.12	Confidentiality
(a)
In action as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

30.13	Relationship with the Lenders
(a)
The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

30.14	Credit appraisal by the Lenders and Ancillary Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent, the Arranger and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

30.15	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

30.16	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

31.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32.	SHARING AMONG THE FINANCE PARTIES

32.1	Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 33 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 33.5 (Partial payments).

32.2         Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 33.5 (Partial payments).

32.3         Recovering Finance Party's rights
(a)
On a distribution by the Agent under Clause 32.2 (Redistribution of payments), the Recovering Finance Party shall be entitled to receive by way of assignment the rights of the Finance Parties to the extent they have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

32.4         Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 32.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party's rights of assignment in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed and the Recovering Finance Party shall re-assign any claims assigned to it pursuant to paragraph (a) of Clause 32.3 (Recovering Finance Party's rights).

32.5         Exceptions
(a)
This Clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

32.6	Ancillary Lenders
(a)
This Clause 32 shall not apply to any of Deutsche Bank AG or The Royal Bank of Scotland plc in their capacity as an Ancillary Lender at any time prior to service of notice under Clause 27.15 (Acceleration).

(b)
Following service of notice under Clause 27.15 (Acceleration), this Clause 32 shall apply, in mutatis mutandis application, in respect of the distribution of payments by any Obligor amongst the Lenders (including the Ancillary Lenders).

SECTION 11

ADMINISTRATION

33.	PAYMENT MECHANICS

33.1	Payments to the Agent
(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment and in any case in good time to allow the Agent to make available such amount to the Party entitled to receive payment in accordance with this Agreement on the due date for such payment. Irrevocably crediting of such payment on to the Agent's account shall discharge the relevant Obligors payment obligation.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

33.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 33.3 (Distributions to an Obligor), Clause 33.4 (Clawback) and Clause 30.16 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

33.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 34 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4	Clawback
(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

33.5         Partial payments
(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

33.6	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgment.

33.7	Business Days
(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.8	Currency of account
(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

33.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the European interbank market and otherwise to reflect the change in currency.

34.	SET-OFF
Subject to Clause 4.5 (Utilisations during the Certain Funds Period), a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents against any satisfiable (erfüllbar) obligation within the meaning of section 387 Civil Code (Bürgerliches Gesetzbuch) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35.	NOTICES

35.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

35.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender, Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

35.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received (zugegangen), in particular:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 35.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)
Any communication or document by the Finance Parties or the Obligors may be made or delivered to the Company for its own account and for the account of the Obligors. For that purpose each Obligor appoints the Company as its agent of receipt (Empfangsvertreter).

35.4	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 35.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

35.5	Electronic communication
(a)
Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

35.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English (with respect to any document other than any corporate documents referred to in Schedule 2 (Conditions Precedent) in the original language) and accompanied by a English translation (certified if so required by the Agent), it being understood that the Finance Parties can rely on the correctness of any translation delivered by or on behalf of any member of the Group without any further investigation.

36.	CALCULATIONS AND CERTIFICATES

36.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie (Beweis des ersten Anscheins) evidence of the matters to which they relate.

36.2	Certificates and Determinations
(a)
The Finance Parties make the certifications or determinations of a rate or amount under any Finance Document in the exercise of their unilateral right to specify performance (einseitiges Leistungsbestimmungsrecht) which they will exercise with reasonable discretion (billiges Ermessen).

(b)
The Parties agree not to dispute in any legal proceeding the correctness of the determinations and certifications of a rate or amount made by a Finance Party under any Finance Document unless the determinations or certifications are inaccurate on their face or fraud can be shown.

36.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the European interbank market differs, in accordance with that market practice.

37.	PARTIAL INVALIDITY
The Parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties intent to uphold this Agreement even without the void, invalid or ineffective provisions.

The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

38.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

39.	AMENDMENTS AND WAIVERS

39.1	Required consents
(a)
Subject to Clause 39.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

39.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers other than in accordance with Clause 29 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.3 (Finance Parties' rights and obligations), Clause 28 (Changes to the Lenders) or this Clause 39,

shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or any Ancillary Lender may not be effected without the consent of the Agent, the Arranger or that Ancillary Lender as the case may be.

(c)
Any amendment or waiver which relates to the rights or obligations applicable to a particular Facility and which does not adversely affect the rights or interests of Lenders in respect of other Facilities shall only require the consent of the Majority Lenders as if references in this clause to "Lenders" were only to Lenders participating in that Facility.

39.3	Replacement of Lender
(a)
If at any time any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below) then the Company may, on ten Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution, or other entity unrelated to and not affiliated with any member of the Group (a "Replacement Lender") selected by the Company, which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender's participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent (in such capacity);

(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)
in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 Business Days after the date the Non-Consenting Lender notifies the Company and the Agent of its failure or refusal to agree to any consent, waiver or amendment to the Finance Documents requested by the Company; and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to consent to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the waiver or amendment in question requires the consent of all the Lenders; and

(iii)
Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent of the Total Commitments prior to that reduction) have consented to such waver or amendment, then any Lender who does not and continues not to agree to such waiver or amendment shall be deemed a "Non-Consenting Lender".

40.	CONFIRMATION CONCERNING MONEY LAUNDERING
Each Borrower confirms that in entering into this Agreement it is acting for its own account and that it and its Subsidiaries will be the sole economic beneficiaries of the funds within the meaning of section 8 of the Money Laundering Act (Geldwäschegesetz).

SECTION 12

GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW
This Agreement is governed by German law.

42.	ENFORCEMENT

42.1	Jurisdiction
(a)
The courts of Frankfurt am Main, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of Frankfurt am Main, Germany are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 42.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Germany):

(i)	irrevocably appoints the Company (the "Process Agent") as its agent for service of process in relation to any proceedings before the German courts in connection with any Finance Document;

(ii)	agrees that failure by a Process Agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(iii)
undertakes to deliver to the Process Agent without undue delay upon execution of this Agreement a process agent appointment letter (the "Process Agent Appointment Letter") substantially in the form of Schedule 12 (Form of Process Agent Appointment Letter) and to send a copy of the executed Process Agent Appointment Letter to the Agent.

(b)
The Process Agent hereby acknowledges the appointment. The Process Agent shall ensure that documents to be served to an Obligor may validly be served by delivery to the Process Agent. In particular, the Process Agent shall notify the Agent of any change of address, accept any documents delivered to it on behalf of an Obligor and fulfil any requirements of section 171 Code of Civil Procedure (Zivilprozessordnung), in particular present the original Process Agent Appointment Letter to any person effecting the service of process as required pursuant to section 171 sentence 2 Code of Civil Procedure (Zivilprozessordnung).

43.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

43.1
The Parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by way of fax or attached as an electronic photocopy (pdf., tif., etc.) to electronic mail.

43.2
If the Parties to this Agreement choose to conclude this Agreement in accordance with sub-clause 43.1 above, they will transmit the signed signature page(s) of this Agreement to Mrs. Bettina Steinhauer/Mrs. Cora Grannemann, Clifford Chance Partnerschaftsgesellschaft (the "Recipient"). The Agreement will be considered concluded once the Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all Parties to this Agreement and at the time of the receipt of the last outstanding signature page(s).

43.3
For the purposes of this Clause 43 only, the Parties to this Agreement appoint the Recipient as agent of receipt (Empfangsvertreter) and expressly allow (gestatten) the Recipient to collect the signed signature page(s) from all and for all Parties to this Agreement. For the avoidance of doubt, the Recipient will have no further duties connected with its position as Recipient. In particular, the Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Parties

Part I
The Original Obligors

Name of Original Borrowers	Registration number (or equivalent, if any)

HeidelbergCement AG	Local court (Amtsgericht) of Mannheim, HRB 330082

HeidelbergCement Finance B.V., with official seat in 's-Hertogenbosch, The Netherlands	The Netherlands, Chamber of Commerce and Industry, 33232885

Name of Guarantor	Registration number (or equivalent, if any)

HeidelbergCement AG	Local court (Amtsgericht) of Mannheim, HRB 330082

Part IIA
The Original Lenders

Name of Original Lender	Facility A Commitment (GBP)	Facility B Commitment (GBP)	Facility C Commitment (EUR)	Revolving Facility Commitment (EUR)

Deutsche Bank Luxembourg S.A.	1,809,567,901	1,161,111,111	814,814,815	339,506,173

The Royal Bank of Scotland plc, Niederlassung Frankfurt	3,520,432,099	2,258,888,889	1,585,185,185	660,493,827

Total	5,330,000,000	3,420,000,000	2,400,000,000	1,000,000,000

Part II B
The Original Euro Swingline Lenders

Name of Original Euro Swingline Lender	Euro Swingline Commitment (EUR)

Deutsche Bank Luxembourg S.A.	169,753,086

The Royal Bank of Scotland plc, Niederlassung Frankfurt	330,246,914

SCHEDULE 2
Conditions Precedent

Part I
Conditions Precedent to signing

1.	Original Obligors

(a)	In relation to the Company an up-to-date commercial register extract (Handelsregisterauszug) of recent date and its up-to-date articles of association (Satzung).

(b)
A copy of the articles of association (statuten) and deed of incorporation (oprichtingsakte) of each Dutch Borrower, as well as an extract (uittreksel) from the relevant Chamber of Commerce (Kamer van Koophandel) of such Dutch Borrower(s).

(c)	A specimen of the signature of each member of the board of managing directors of each Dutch Borrower which will sign this Agreement on behalf of such Dutch Borrower(s).

(d)
A specimen of the signature of each person authorised to execute any Finance Document and other documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(e)
A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)
A legal opinion of Clifford Chance, legal advisers to the Arranger and the Agent in Germany and The Netherlands, substantially in the form distributed to the Original Lenders prior to signing this Agreement (other than as the legal matters covered by the Borrower's counsel pursuant to paragraph (b) below).

(b)
A legal opinion of Hengeler Mueller, legal adviser to the Company in Germany confirming that all German Obligors are duly authorised and validly executed the relevant Finance Document to which they are a party.

(c)
A draft legal opinion of De Brauw Blackstone Westbroek, legal adviser to the Company in the Netherlands, confirming that each Dutch Borrower is duly authorised and validly executed the relevant Finance Document to which it is a party.

3.	Finance Documents

The Fee Letters executed by the Company.

4.	Financial information

(a)	Copies of:

(i)	the Original Financial Statements;

(ii)
(if and to the extent prepared and available to the Company) the most recent (i) unaudited quarterly consolidated, (ii) audited annual consolidated and (iii) audited annual unconsolidated financial statements of Target; and

(iii)	the agreed business plan.

(b)
Evidence that the outcome of the rating assessment services is that the long-term unsecured debt of the Company (under the scenario presented by the Company) would be rated at least Baa3, respectively BBB- by Moody's and Fitch.

5.	Corporate information

(a)	The Group Structure Chart which shows the Group before the Acquisition.

(b)	The Specified Disposals Letter executed by the Company.

Part II
Conditions Precedent to funding

Acquisition Documents

(a)	A Certificate of the Company in the agreed form (signed by two directors) certifying that:

(i)	no breach of paragraphs (a), (b), (c), (f) and/or (h) of Clause 26.15 (Acquisition-related undertakings) has occurred;

(ii)	the Offer Document or, as applicable, the Scheme Document contains all the material terms of the Offer or Scheme;

(iii)
the amounts to be drawn under the Term Facilities (together with the amount of any cash of any member of the Group to be used for that purpose, if any) are sufficient to pay the purchase price for the Target Shares or the amount due under the Scheme;

(iv)	the first utilisation(s) (other than for purposes set out in paragraph (a)(viii) of Clause 3.1 (Purpose)) will be applied in accordance with Clause 3.1 (Purpose); and

(v)	the Unconditional Date or, as applicable, the Scheme Date has occurred.

(b)	The final draft Press Release setting out, that the Offer or Scheme has been initially recommended by the board of Target, and in the case of an Offer with a minimum acceptance threshold of 75%.

(c)
A copy of the Offer Document or Scheme Document (as the case may be) which, provided that, save as permitted under this Agreement, it does not deviate materially from the relevant draft Press Release provided prior to the delivery of the first Utilisation Request to fund the acquisition of the Target Shares pursuant to the Offer or Scheme, is not required to be in form and substance satisfactory to the Agent.

(d)
Any Press Release issued after the delivery of an Offer Conversion Notice (which, provided it does not (save to the extent permitted under this Agreement) deviate materially from the terms set out in the Scheme Press Release save to the extent required to take into account the Acquisition being made by way of an Offer rather than a Scheme, is not required to be in form or substance satisfactory to the Agent).

(e)	A copy of the inter-company loan from HeidelbergCement Finance B.V. to Bidco pursuant to which the proceeds of the relevant part of the Term Facilities will be on lent to Bidco.

Other documents and evidence

(a)
Evidence that all fees, costs and expenses then due from the Company pursuant to Clause 16 (Fees) and Clause 21 (Costs and Expenses) have been paid or will be paid on or by the relevant Utilisation Date.

(b)	Evidence of the prior or simultaneous cancellation and full repayment (except as provided below) of the following facilities:

(i)	the Existing 2004 Facility (as amended from time to time); and

(ii)	the DB Facility,

it being understood that this evidence shall be deemed to have been provided in form and substance satisfactory to the Agent upon receipt by the Agent of the following:

(1)
in relation to the Existing 2004 Facility, a copy of a duly executed prepayment and cancellation notice in the agreed form and delivery of a duly executed Utilisation Request for any amount outstanding thereunder on the proposed Utilisation Date for the first utilisation to fund the Offer or, as the case may be, Scheme; and

(2)
in relation to the DB Facility delivery of a duly executed Utilisation Request for an amount equal to the amount notified to the Agent by Deutsche Bank Luxembourg S.A. as being the amount outstanding on the proposed Utilisation Date for the first utilisation to fund the Offer or, as the case may be, Scheme.

(c)	The following in relation to a Scheme (which are not required to be in form and substance to the satisfaction of the Agent):

(i)	a certified copy of the shareholder resolution approving the Scheme;

(ii)	a certified copy of the Implementation Agreement;

(iii)	a certified copy of the Court Order sanctioning the Scheme;

(iv)	a certified copy of the Court Order sanctioning the Reduction;

(v)	evidence that the Court Order sanctioning the Scheme and the Reduction has been filed with, and registered by, the Registrar of Companies for England and Wales; and

(vi)	a certified copy of the certificate issued by the Registrar of Companies under Section 138 of the Companies Act 1985 in relation to the Reduction.

(d)
A copy of the executed legal opinion by De Brauw Blackstone Westbroek referred to in item 2(c) of Part I of this Schedule 2 which, if it does not deviate from the draft delivered pursuant to item 2(c) of Part I of this Schedule 2, does not have to be in form and substance satisfactory to the Agent.

Part III

Conditions Precedent required to be
delivered by an Additional Borrower

1.	An Accession Letter, duly executed by the Additional Borrower and the Company.

2.
In relation to an Additional Borrower incorporated or established in Germany an up-to-date commercial register extract (Handelsregisterauszug) of recent date, its up-to-date articles of association (Satzung) or partnership agreement (Gesellschqftsvertrag), copies of any by-laws as well as a list of shareholders (Gesellschafterliste) (if applicable). In relation to an Additional Borrower incorporated in a jurisdiction than other than Germany a copy of its constitutional documents.

3.
In relation to an Additional Borrower incorporated or established in Germany a copy of a resolution signed by all the holders of the issued shares in such Additional Borrower and/or if applicable a copy of a resolution of the supervisory board (Aufsichtsrat) and/or if applicable the advisory board (Beirat) of such Additional Borrower approving the terms of, and the transactions contemplated by the Finance Documents. In relation to an Additional Borrower incorporated in a jurisdiction other than Germany a copy of a resolution signed by all the holders of the issued shares in each such Additional Borrower, approving the terms of, and the transactions contemplated by the Finance Documents.

4.	A copy of a resolution of the board of directors of the Additional Borrower:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

5.
A specimen of the signature of each person authorised to execute any Finance Document and other documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be singed and/or despatched by it under or in connection with the Finance Documents to which it is a party by the resolution referred to in paragraph 3 above.

6.	A certificate of the Additional Borrower (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing limit binding on it to be exceeded.

7.
A certificate of an authorised signatory of the Additional Borrower certifying that each copy document listed in this Part III of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Borrower.

10.	A legal opinion of Clifford Chance, legal advisers to the Arranger and the Agent in Germany.

11.	A legal opinion of Hengeler Mueller, legal advisers to the Company in Germany.

12.
If the Additional Borrower is incorporated in a jurisdiction other than Germany, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Borrower is incorporated.

13.
If the proposed Additional Borrower is incorporated in a jurisdiction other than Germany, evidence that the process agent specified in Clause 42.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Borrower together with a copy of the executed Process Agent Appointment Letter in relation to the proposed Additional Borrower.

14.
Either (i) a letter from the Company to the Agent (attaching supporting advice from the Company's English solicitors) confirming that no Additional Borrower is prohibited by Section 151 of the Companies Act 1985 from entering into the Finance Documents and/or (ii) evidence that each Additional Borrower has done all that is necessary (including, without limitation, by re-registering as a private company) to follow the procedures set out in Sections 155 to 158 of the Companies Act 1985 in order to enable each Additional Borrower to enter into the Finance Documents and perform its obligations under the Finance Documents.

SCHEDULE 3
Requests

Part IA
Utilisation Request - Term and Revolving Facility Loans

From:       [name of relevant Borrower]

To:           [Agent]

Dated:

Dear Sirs
HeidelbergCement AG – [ ] Facility Agreement dated [ ] (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility [A]/[B]/[C]/[Revolving Facility] *

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	[We confirm that no Major Default is continuing and the Major Representations are true and correct in all material respects]*

4.	[We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.]*

5.
Without prejudice to Clause 4.5 (Utilisations during the Certain Funds Period), the Company confirms to each Finance Party that each of the Repeated Representations is true and correct as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof [with the exception of the following Repeating Representations which are incorrect for the reasons set out below: [list any such representation and related disclosure in reasonable detail].

6.	[The Company confirms to each Finance Party that the Offer Document or, as applicable, Scheme Document contains all material terms of the Offer or Scheme.]*

7.	The proceeds of this Loan should be credited to [account].

8.	This Utilisation Request is irrevocable.

Yours faithfully

………………………………………..
authorised signatory for
[name of relevant Borrower]

………………………………………..
authorised signatory for
[name of relevant Company]1

* delete as appropriate

1 If different from the Borrower.

Part I B
Utilisation Request - Euro Swingline Loans

From:       [name of relevant Borrower]

To:           [Agent]

Dated:

Dear Sirs
HeidelbergCement AG – [ ] Facility Agreement dated [ ] (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Euro Swingline Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a [Euro Swingline Business Day], the next [Euro Swingline Business Day])

Facility to be utilised:	Euro Swingline Facility

Amount:	Euro [ ] or, if less, the Available Euro Swingline Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 7.3(b) (Euro Swingline Lenders' participation) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Euro Swingline Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

………………………………………..
authorised signatory for
[name of relevant Borrower]

Part II
Selection Notice

Applicable to a Term Loan

From:       [Company on behalf of/[name of relevant Borrower]

To:           [Agent]

Dated:

Dear Sirs
HeidelbergCement AG – [ ] Facility Agreement dated [ ] (the "Agreement")

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility A/B/C Loan[s] in [identify currency] with an Interest Period ending on [ ]*.

3.	[We request that the above Facility A/B/C Loan[s] be divided into [ ] Facility A/B/C Loans with the following Base Currency Amounts and Interest Periods:]**

or

[We request that the next Interest Period for the above Facility A/B/C Loan[s] is [  ]].***

4.
We request that the above Facility A/B/C Loan[s] [is]/[are] [denominated in the same currency for the next Interest Period]/[denominated in the following  currencies: [           ]. As this results in a change of currency we confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Selection Notice. The proceeds of any change in currency should be credited to [account].].

5.
The Company confirms to each Finance Party that each of the Repeated Representations is true and correct as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

6.	This Selection Notice is irrevocable.

*Insert details of all Facility A Loans in the same currency which have an Interest Period ending on the same date
** Use this option if divisions of Loans is requested.
*** Use this option if sub-division is not required.

Yours faithfully

…………………………..
authorised signatory for
[Company on behalf of/[name of relevant Borrower]

SCHEDULE 4
Mandatory Cost Formulae

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)           in relation to a sterling Loan:

AB + C(B – D) + E x 0.01	per cent. per annum
100 – (A + C)

(b)           in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum.
300

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 13.3 (Default interest and lump sum damages)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent, will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.
The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

Form of Transfer Certificate

To:	[ ] as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

HeidelbergCement AG – [          ] Facility Agreement
dated [          ] (the "Agreement")

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 28.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)):

(a)
The Existing Lender and the New Lender agree to the Existing Lender assigning and transferring  to the New Lender by assumption of contract (Vertragsübernahme) all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 28.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 28.4 (Limitation of responsibility of Existing Lenders).

4.
The New Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of Clause 30.1 (Appointment of the Agent).

5.	The New Lender confirms that it assumes the same obligations to the other Finance Parties as it would have been subject to if the New Lender would have been an Original Lender.

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.	This Transfer Certificate is governed by German law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [ ].

[Agent]

By:

SCHEDULE 6

Form of Accession Letter

To:	[ ] as Agent

From:	[Subsidiary] and HeidelbergCement AG

Dated:

Dear Sirs

HeidelbergCement AG – [          ] Facility Agreement
dated [          ] (the "Agreement")

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.
[Subsidiary] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower pursuant to Clause  [29.2  (Additional Borrowers)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.
We confirm to each Finance Party that each of the Repeated Representations is true and correct in relation to us as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

4.	[Subsidiary's] administrative details are as follows:

Address:

Fax No:

Attention:

5.	This Accession Letter is governed by German law.

HeidelbergCement AG	[Subsidiary]

By:	By:

SCHEDULE 7

Form of Resignation Letter

To:	[ ] as Agent

From:	[resigning Borrower] and HeidelbergCement AG

Dated:

Dear Sirs

HeidelbergCement AG – [          ] Facility Agreement
dated [          ] (the "Agreement")

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 29.3 (Resignation of a Borrower)] we request that [resigning Borrower] be released from its obligations as a Borrower under the Agreement.

3.	We confirm that:

(a)           no Default is continuing or would result from the acceptance of this request; and

(b)           [          ]*

4.	This Resignation Letter is governed by German law.

HeidelbergCement AG	[Subsidiary]

By:	By:

_________________________________________________________________________________________
*	Insert any other conditions required by the Facility Agreement.

SCHEDULE 8

Form of Compliance Certificate

To:	[ ] as Agent

From:	HeidelbergCement AG

Dated:

Dear Sirs

HeidelbergCement AG – [          ] Facility Agreement
dated [          ] (the " Agreement")

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[insert details of financial covenants and whether the Company is in compliance with those covenants]

3.
We confirm that the ratio of Group's Net Debt/EBITDA is [•]:1 and that, therefore, the Margin for Facility A should be [•], for Facility B should be [•] for Facility C should be [•] and for the Revolving Facility should be [•].

4.	[We confirm that no Default is continuing.]*

5.	We confirm that the following companies constitute Material Companies for the purpose of this Agreement: [•]

Signed:
	Director of Company	Director of Company

[insert applicable certification language]

………………………………………….
for and on behalf of
[name of auditors of the Company]

_________________________________________________________________________________________
*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9

Existing Security
■  ■  ■

SCHEDULE 10

Form of Confidentiality Undertaking

Form of Confidentiality Undertaking

To:	[insert name of Potential Lender]

Re:	GBP 8,750,000,000 and EUR 3,400,000,000 facilities agreement in connection with the acquisition of the shares of Run plc (the "Facilities")

Dear Sirs

We understand that you are considering participating in the Facilities. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

(A)	CONFIDENTIALITY

1.	Confidentiality Undertaking

You undertake:

(a)
to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)
to keep confidential and not disclose to anyone except as provided for by paragraph 2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities;

(c)	to use the Confidential Information only for the Permitted Purpose; and

(d)
to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it.

2.	Permitted Disclosure

We agree that you may disclose Confidential Information and those matters referred to in paragraph l(b) above:

(a)
to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)
(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)	with the prior written consent of us and the Company.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law and except where disclosure is to be made to any competent supervisory or regulatory body during the ordinary course of its supervisory or regulatory function over you) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease on the earlier of (a) the date you become a party to or otherwise acquire (by assignment or otherwise) a direct interest in the Facilities and (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased (to the extent technically practicable) all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2 (a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed)[ and (c) in any event [ ] months from the date of this letter].

6.	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)	neither we nor any of our officers, employees or advisers (each a "Relevant Person")

(i)
make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based, or

(ii)
shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)
we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company.

(B)	NO FRONT RUNNING UNDERTAKING

You acknowledge and agree that:

(a)	you will not, and you will procure that no other member of the Participant Group will engage in any Front Running;

(b)	if you or any other member of the Participant Group engages in any Front Running we may suffer loss or damage [and your position in future financings with us and the Borrower may be prejudiced];*

(c)	if you or any other member of the Participant Group engages in any Front Running we retain the right not to allocate to you a commitment under the Facilities];

(d)	[you confirm that neither you nor any other member of the Participant Group has engaged in any Front Running.]*

[When you sign the Facility Agreement and any transfer document under the Facility Agreement (in the case of any transfer document, only if signed within [three/six] months after [the date of signing of the Facility Agreement]/[the close of primary syndication]), you will, if we so request, confirm to us in writing that neither you nor any other member of the Participant Group has breached the terms of this Part B of this letter.]*

[Any arrangement, front-end or similar fee which may be payable to you in connection with the Facilities] is only payable on condition that neither you nor any other member of the Participant Group has breached the terms of this Part B of this letter. This condition is in addition to any other conditions agreed between us in relation to your entitlement to any such fee.]*

10.	Third Party Rights

(a)	Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

_________________________________________________________________________________________
*	Optional.

12.	Definitions

In this letter (including the acknowledgement set out below):

"close of primary syndication" means the time we notify the parties participating as lenders of record in primary syndication as to the allocation of commitments relating to the Facilities.

"Arranger Group" means us, each of our holding companies and subsidiaries and each subsidiary of each of our holding companies and each of our or their directors, officers and employees (including any sales and trading teams) provided that when used in this letter in respect of an Arranger it applies severally only in respect of that Arranger, each of that Arranger's holding companies and subsidiaries, each subsidiary of each of its holding companies and each director, officer and employee (including any sales and trading teams) of that Arranger or any of the foregoing and not, for the avoidance of doubt, those of another Arranger.

"Confidential Information" means any information relating to the Company, the Group, and the Facilities provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

The "Facility Agreement" means the facility agreement to be entered into in relation to the Facilities.

A "Facility Interest" means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Facilities, whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method.

"Front Running" means undertaking any of the following activities prior to the close of primary syndication which is intended to or is reasonably likely to encourage any person to take a Facility Interest except as a lender of record in primary syndication:

(a)	communication with any person or the disclosure of any information to any person in relation to a Facility Interest; [or]

(b)	making a price (whether firm or indicative) with a view to buying or selling a Facility Interest; [or]

(c)
[entering into (or agreeing to enter into) any agreement, option or other arrangement, whether legally binding or not, giving rise to the assumption of any risk or participation in any exposure in relation to a Facility Interest], excluding where any of the foregoing is:

(i)
made to or entered into by you with another member of the Participant Group (in the case of the undertaking made by you in this letter) or by us with another member of the Arranger Group (in the case of the undertaking made by us in this letter); or

(ii)
an act of a member of the Participant Group (in the case of the undertaking made by you in this letter) or the Arranger Group (in the case of the undertaking made by us in this letter) who in each case is operating on the public side of an information barrier unless such person is acting on the instructions of a person who has received Confidential Information and is aware of the proposed Facility.

"Group" means the Company and each of its affiliated companies as contemplated in Section 15 of the Stock Corporation Act (Aktiengesetz).

"Participant Group" means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies and where such term is used in Part B of this letter and the definition of "Front Running" each of your or their directors, officers and employees (including any sales and trading teams).

"Permitted Purpose" means considering and evaluating whether to enter into the Facilities.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

…………………………………
For and on behalf of

[Existing Lender]

To:           [Existing Lender]

The Company

We acknowledge and agree to the above:

…………………………………
For and on behalf of

[Potential Lender]

SCHEDULE 11

Timetables

	Loans in euro	Loans in domestic sterling	Loans in other currencies
Agent confirms to Company if a currency is approved as an Optional Currency in accordance with Clause 4.3(b) (Conditions relating to Optional Currencies)	–	–	U-4
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 14.1 (Selection of Interest Periods))	U-3 9.30am	U-1 9.30am	U-3 9.30am
Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders' participation)	U-3 noon	U-1 noon	U-3 noon
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)	U-3 3.00pm	U-1 3.00pm	U-3 3.00pm
Agent receives a notification from a Lender under Clause 9.2 (Unavailability of a currency)	Quotation Day 10.00am	Quotation Day 10.00am	Quotation Day 10.00am
Agent gives notice in accordance with Clause 9.2 (Unavailability of a currency)	Quotation Day 10.30am	Quotation Day 10.30am	Quotation Day 10.30am
Agent determines amount of the Term Loan in Optional Currency in accordance with Clause 9.3 (Change of currency)	U-3 11.00am	Quotation Day 11.00am	Quotation Day 11.00am
Agent determines amount of the Term Loan in Optional Currency in accordance with Clause 9.4(a) (Same Optional Currency during successive Interest Periods)	Quotation Day 11.00am	Quotation Day 11.00am	Quotation Day 11.00am
Agent calculates the amount of the Term Loan in Optional Currency converted into the Base Currency in accordance with Clause 9.4(b) (Same Optional Currency during	U-3	U-3	U-3

successive Interest Periods)

EURIBOR or LIBOR is fixed	Quotation Day as of 11:00 a.m. Brussels time in respect of EURIBOR and as of 11:00 a.m. London time in respect of LIBOR	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

SWINGLINE LOANS

Euro Swingline Loans
Delivery of a duly completed Utilisation Request for a Euro Swingline Loan (Clause 7.1 (Delivery of a Utilisation Request for Euro Swingline Loans))	U 9.30am London time
Agent determines the Euro Swingline rate for the Euro Swingline Loan and notifies the Euro Swingline Lenders and the relevant Borrower under Clause 8.3 (Interest)	U 11.00am London time
Agent determines (in relation to a Utilisation) the Base Currency Amount of the Euro Swingline Loan, if required under Clause 7.3 (Euro Swingline Lenders' participation) and notifies each Euro Swingline Lender of the amount of its participation in the Euro Swingline Loan under Clause 7.3 (Euro Swingline Lenders' participation)
U noon London time

"U" = date of utilisation or, if applicable, in the case of a Term Loan that has already been borrowed, the first day of the relevant Interest Period for that Loan

"U - X" = Business Days prior to date of utilisation

SCHEDULE 12

Form of Process Agent Appointment Letter

To:           [     ] as process agent

From:       [Obligor]

Date:        Dear Sirs
[Company] [•] Facility Agreement
dated [•] (the "Agreement")

We refer to the Agreement and hereby irrevocably appoint you as our agent for service of process in relation to any proceeding before any German court in connection with the above mentioned Agreement.

SCHEDULE 13

Exisiting Financial Indebtedness
■  ■  ■

SCHEDULE 14

ExistingGuarantees
■  ■  ■

SCHEDULE 15

Existing Loans
■  ■  ■

SCHEDULE 16

Tax Confirmation

[ON LETTERHEAD OF LENDER]

To/An:    Borrower

HeidelbergCement AG – [        ] Facility Agreement
dated [        ] (the "Agreement")

Confirmation Letter for submission to the revenue office for the purposes of § 8 a KStG	Bescheinigung zur Vorlage beim Finanzamt für Zwecke des § 8a KStG

[Place], [Date]

Dear Sirs :	Sehr geehrte Damen und Herren,

We refer to the EUR [•] facility agreement dated [ ] 2007 between, amongst others, [•].	wir beziehen uns auf den Darlehensvertrag ber Kreditfazilitäten in Höhe von EUR [•] vom [ ] 2007 zwischen, unter anderem, [•].

Save as defined in this letter, terms defined in the Agreement shall have the same meaning in this letter.	Begriffe, die im Darlehensvertrag definiert sind, haben in dieser Bescheinigung dieselbe Bedeutung, es sei denn, sie sind in dieser Bescheinigung gesondert definiert.

You have asked us to provide a confirmation letter to be presented at the tax office for the purpose of Sec 8a of the German Corporate Income Tax Act (KStG).	Sie hatten uns gebeten, zur Vorlage beim Finanzamt für Zwecke des § 8a KStG eine Bescheinigung auszustellen.

In that regard, we hereby confirm that in respect of the Facility:	Hierzu erklären wir, dass uns bezüglich der unter dem Darlehensvertrag eingeräumten Kreditlinie:

☐ no security on capital claims has been provided to us by other persons than the Borrowers. ii)	☐ keine Sicherheiten an Kapitalforderungen von anderen Personen als dem Kreditnehmer gewährt wurden. ii)

☐	the security listed below has been provided to us by persons other than the Borrowers:	☐	die nachfolgend aufgeführen Sicherheiten von anderen Personen als dem Kreditnehmer gewährt wurden:

1.	Rights in rem	1.	Dingliche Sicherheiten

Pledge (e.g. of deposits)		Pfandrechte (z.B. an Einlagen)

Assignment for security purposes (e.g. assignment of receivables)		Sicherungsabtretungen (z.B. Einzelabtretung von Forderungen)

2.	Personal security (e.g. suretyship guarantee, co-assumption of debt)	2.	Personalsicherheiten (z.B. Bürgschaft, Garantie, Schuldmitübernahme)

connected with:		verbunden mit folgenden/r:

rights in rem/restriction on disposal (e.g. over deposits)		dinglichen Sicherheiten (z.B. an Einlagen)

assignment for security (e.g. assignment of receivable or pool of receivables)		Sicherungsabtretungen (z.B. Einzelabtretungen von Forderungen, Global-/Mantelabtretung von Forderungen)

submission to immediate enforcement into all assets or particular assets		Unterwerfung unter die sofortige Zwangsvollstreckung mit dem gesamten Vermögen oder hinsichtlich einzelner Vermögensgegenstände

agreed restrictions on disposal		vereinbarten Verfügungsbeschränkungen

other arrangements, e.g. pledge under general terms and conditions. iii)		sonstigen Vereinbarungen (z.B. Pfandrechte unter AllgemeinenGeschäftsbedingungen) iii)

3.	Security in the form described above which was waived during the term of the loan	3.	Sicherheiten der oben genannten Art, auf die während des bestehenden Darlehensverhältnisses verzichtet wurde.

other comments (did any person (other than the Borrower) grant security without releasing the Lender from Banking secret?)		Sonstige Anmerkungen (hat insbesondere eine andere Person als der Kreditnehmer Sicherheiten bestellt ohne den Kreditgeber von den Beschränkungen des Bankgeheimnisses zu befreien?)

The confirmation letter contains only information known by the persons at the Lender involved in the financing referred to above.		Die Bescheinigung enthält nur solche Angaben, die dem bei dem unterzeichnenden Kreditgeber mit vorgenannten Finanzierung vertrauten Personenkreis bekannt sind.

By issuing this Confirmation Letter, for legal reasons, the Lender does not provide any tax advice. In particular, the Lender does not guarantee that any tax consequences that is sought by means of this confirmation letter is achieved.

Der unterzeichnende Kreditgeber übernimmt mit dieser Erklärung – bereits aus rechtlichen Gründen – keine Beratung in steuerlichen Angelegenheiten. Insbesondere steht der unterzeichnende Kreditgeber nicht für einen steuerlichen Erfolg ein, der mit dieser Bescheinigung angestrebt wird.

The German version of this confirmation shall be binding.		Die Deutsche Fassung dieser Bestätigung ist bindend.

With kind regards, [LENDER]		Mit freundlichen Grüßen [KREDITGEBER]

ii)
The list of securities granted by third parties must be supplied and the grantors of the securities must be named regardless of whether not merely short-term deposits or not merely short-term other capital claims within the meaning of marginal note 20 of the FMoF letter of 15 July 2004 on sec. 8a of the German Corporate Income Tax Act (Federal Tax Gazette 2004 I, p. 593) are involved. Furthermore, this information must be provided regardless of whether the security depends on the fulfilment of a condition (e.g. security is provided or the debt secured fells due) or on the expiration of a period.
ii)
Die Aufzählung der von Dritten gewährten Sicherheiten und die namentliche Auflistung der Sicherheitengeber erfolgt unabhängig davon, ob es sich dabei um nicht nur kurzfristige Einlagen Oder nicht nur kurzfristige sonstige Kapitalforderungen i.S.d. Rdnr. 20 des BMF-Schreibens vom 15. Juli 2004 zu § 8a KStG (BStBl. I 2004 S. 593) handelt. Sie erfolgt ferner unabhängig davon, ob die Sicherheit vom Eintritt einer Bedingung (z.B. dem Sicherungsfell Oder der Fälligkeit der gesicherten Schuld) oder dem Ablauf einer Frist abhängig ist.

iii)	All the securities and trust relationships granted for the loan must also be included (e.g. encumbrance of real property, mortgage, letter of responsibility, assignment as security)	iii)	Einzufügen sind ferner sämtliche für das Darlehen/den Kredit bestellten Sicherheiten und Treuhandverhältnisse (z.B. Grundschuld, Hypothek, Patronatserklärung, Sicherungsübereignung).

-156

SCHEDULE 17

Form of Assignment Certificate

To:	[	] as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

HeidelbergCement AG – [        ] Facility Agreement
dated [        ] (the "Agreement")

1.
We refer to the Agreement. This is an Assignment Certificate. Terms defined in the Agreement have the same meaning in this Assignment Certificate unless given a different meaning in this Assignment Certificate.

2.	We refer to Clause 28.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) of the Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender assigning all or part of the Existing Lender's rights referred to in the Schedule.

(b)	The proposed Assignment Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) of the Agreement are set out in the Schedule.

3.
The New Lender confirms that it will assume the same obligations to the other Finance Parties as it would have been subject to if the New Lender would have been an Original Lender to the extent such obligations relate to the assigned claims including, without limitation, any obligations under Clause 32 (Sharing among the Finance Parties) of the Agreement.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 28.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

5.	The New Lender confirms that it assumes the same obligations to the other Finance Parties as it would have been subject to if the New Lender would have been an Original Lender.

6.	This Assignment Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.	This Assignment Certificate is governed by German law.

-157

THE SCHEDULE

Rights to be assigned

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Certificate is accepted by the Agent on [ ].

[Agent]

By:

-158

SCHEDULE 18

List of Material Companies
■  ■  ■

-159

SIGNATURES

THE COMPANY

HEIDELBERGCEMENT AG

By:

Address:	Berliner Strasse 6 69120 Heidelberg Germany

Fax:	+49 6221 481 648

THE ORIGINAL BORROWERS

HEIDELBERGCEMENT AG

By:

Address:	Berliner Strasse 6 69120 Heidelberg Germany

Fax:	+49 6221 481 648

HEIDELBERGCEMENT FINANCE B.V

By:

Address:	Sint Teunislaan 1 5231 BS's-Hertogenbosch The Netherlands

Fax:	+31 7364 01 299

THE GUARANTOR

HEIDELBERGCEMENT AG

By:

Address:	Berliner Strasse 6 69120 Heidelberg Germany

Fax:	+49 6221 481 648

THE ARRANGER

DEUTSCHE BANK AG

By:

Address:	Global Banking – Loan Capital Markets Frankfurt Große Gallusstrasse 10-14 (3. floor) 60311 Frankfurt am Main Germany

Fax:	+49 69 910 38793

THE ROYAL BANK OF SCOTLAND PLC

By:

Address:	135 Bishopsgate London EC2M 3UR United Kingdom

Fax:	+44 20 7085 5143

Attn:	Christoph Weaver/Jens Rüber

THE AGENT

THE ROYAL BANK OF SCOTLAND PLC

By:

Address:	135 Bishopsgate London EC2M 3UR United Kingdom

Fax:	+44 20 7085 4564

Attn:	Syndicated Loans Agency Attention of Philip Pentney

THE ORIGINAL LENDERS

THE ROYAL BANK OF SCOTLAND PLC, NIEDERLASSUNG FRANKFURT

By:

Address:	Junghofstrasse 22 60311 Frankfurt am Main Germany

Fax:	+49 69 17006 335

Attn:	Carmen Müller/Don O'Sullivan

DEUTSCHE BANK LUXEMBOURG S.A.

By:

Address:	2, Boulevard Konrad Adenauer L-115 Luxembourg

Fax:	+352 42122 95771

THE ANCILLARY LENDERS

DEUTSCHE BANK AG

By:

Address:	Global Banking – Loan Capital Markets Frankfurt Große Gallusstrasse 10-14 (3. floor) 60311 Frankfurt am Main Germany

Fax:	+49 69 910 38793

THE ROYAL BANK OF SCOTLAND PLC

By:

Address:	Junghofstrasse 22 60311 Frankfurt am Main Germany

Fax:	+49 69 17006 335

Attn:	Carmen Müller/Don O'Sullivan